UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Meritage Homes Corporation
(Name of Registrant as Specified In Its Charter)
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Dear Fellow Stockholders:
You are cordially invited to join us for our 2015 annual meeting of stockholders, which will be held on May 13, 2015, at 10:00 a.m. local time at our corporate office location at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. Holders of record of our common stock as of March 19, 2015 are entitled to notice of, and to vote at, the 2015 annual meeting.
The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting. We may also report on matters of current interest to our stockholders at that meeting.
We are pleased to be furnishing these materials to our stockholders via the Internet. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we previously mailed to you on or about April 1, 2015.
You are welcome to attend the meeting. However, even if you plan to attend, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by Internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy card enclosed therein and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy, you may do so automatically by voting in person at the meeting.
If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to be admitted to the meeting.
We thank you for your support.
Sincerely,
Steven J. Hilton
Chairman and Chief Executive Officer

8800 East Raintree Drive • Suite 300 • Scottsdale, Arizona • 85260 • Phone 480-515-8100
Listed on the New York Stock Exchange — MTH

Notice of Annual Meeting of Stockholders
Date: May 13, 2015
Time: 10:00 a.m. local time
Meritage Homes Corporation
8800 East Raintree Drive, Suite 300
Scottsdale, Arizona 85260
To Our Stockholders:
You are invited to attend the Meritage Homes Corporation 2015 annual meeting of stockholders at which we will conduct the following business:

1	Election of four Class II Directors, each to hold office until our 2017 annual meeting,

2	Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year,

3	Advisory vote to approve compensation of our Named Executive Officers,

4	The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
These items are more fully described in the accompanying proxy. Only stockholders of record at the close of business on March 19, 2015 are entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SUBMIT YOUR PROXY BY FOLLOWING THE INSTRUCTIONS SET FORTH IN THE FOLLOWING MATERIALS. YOU MAY VOTE YOUR SHARES AND SUBMIT A PROXY BY USING THE INTERNET, REGULAR MAIL OR TELEPHONE AS DESCRIBED HEREIN OR ON YOUR PROXY CARD.

By Order of the Board of Directors

C. Timothy White, Secretary
Scottsdale, Arizona
March 24, 2015
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 2015:
THIS PROXY STATEMENT AND MERITAGE’S 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT INVESTORS.MERITAGEHOMES.COM. ADDITIONALLY, AND IN ACCORDANCE WITH SEC RULES, YOU MAY ACCESS THESE MATERIALS ON THE COOKIES-FREE WEBSITES INDICATED IN THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS THAT YOU HAVE RECEIVED.

TABLE OF CONTENTS

1 MERITAGE HOMES | 2015 Proxy Statement

PROXY SUMMARY

MERITAGE HOMES CORPORATION
8800 EAST RAINTREE DRIVE
SUITE 300
SCOTTSDALE, ARIZONA 85260
(480) 515-8100
www.meritagehomes.com
Proxy Summary
This summary highlights selected information contained elsewhere in this proxy statement and is not intended to contain all of the information that you should consider. Please read the entire proxy statement carefully before voting.

General Information
Proxy Statement Purpose
The Board of Directors of Meritage Homes Corporation (“Meritage” or the “Company”) is furnishing this Proxy Statement to solicit your proxy for our 2015 Annual Meeting of Stockholders. This Proxy Statement contains information to help you decide how you want your shares to be voted. To understand the proposals fully, you should carefully read this entire proxy statement and the other proxy materials identified in the Notice of Internet Availability of Proxy Materials ("the Notice"). This proxy statement will be available on the internet, and the notice of proxy materials is first to be mailed to stockholders beginning on or about April 1, 2015.
Date, Time and Place of Meeting
The annual meeting will be held on Wednesday, May 13, 2015, at 10:00 a.m. local time at our corporate office at 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona, 85260. If you require directions to the annual meeting, please call (480) 515-8100.
Who Can Vote
Stockholders who hold shares of our common stock at the close of business on March 19, 2015, the record date, will be entitled to one vote for each share held regarding the matters proposed in this proxy statement. Only holders of record of common stock at the close of business on the record date will be permitted to vote at the meeting, either in person or by valid proxy. On the record date, there were 39,616,663 shares of Meritage common stock outstanding. The common stock is our only outstanding class of voting securities.
Voting Information
You can vote in person at the annual meeting or submit a proxy to have your shares represented without attending the annual meeting. The shares represented by a properly executed proxy will be voted as you direct. To submit a proxy, you must follow the instructions provided in this proxy statement and in the Notice. You may submit your proxy via the Internet, regular mail, or by calling the telephone number provided in the Notice, and you will be asked to enter your 11- or 12-digit control number. If you request a printed copy of these materials, you may also fill out and sign the proxy card enclosed therein and return it by mail in the envelope provided.
If you submit a signed proxy but do not indicate any voting instructions, your shares will be voted FOR the election as directors of the nominees named in this proxy statement, FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2015, and FOR the advisory vote to approve the compensation of our named executive officers.
You can revoke your proxy any time before it is voted by written notice delivered to the Company’s Secretary, by timely delivery of a later signed proxy (including via the Internet, regular mail, or telephone), or by voting in person at the annual meeting. Attendance at the meeting alone is not sufficient to revoke your proxy. You must also vote your shares to revoke your proxy.

MERITAGE HOMES | 2015 Proxy Statement 2

PROXY SUMMARY

Holders of Record
If your shares are registered directly in your name with our transfer agent, you are considered the “holder of record” of those shares. If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice is being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder regarding how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.
Record Holders and Beneficial Owners
As the record or beneficial owner of shares, you are invited to attend the annual meeting. Please note, however, that if you are a beneficial owner, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the record holder that holds your shares. Rules of the New York Stock Exchange (the “NYSE”) determine whether proposals presented at stockholder meetings are “routine” or “non-routine.” If a proposal is routine, a broker or other entity holding shares for a beneficial owner in street name may vote on the proposal if you do not provide voting instructions. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the beneficial owner has provided voting instructions. A “broker non-vote” occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide instructions. If you do not give instructions to your record holder prior to the meeting, the record holder will be entitled to vote your shares in its discretion only on Proposal 2 (Ratification of Independent Registered Public Accounting Firm) and will not be able to vote your shares on Proposal 1 (Election of Directors), or Proposal 3 (Advisory Vote to Approve Compensation of our Named Executive Officers), and your shares will be treated as a “broker non-vote” on those proposals.
Quorum
The presence in person or by proxy of stockholders representing a majority of the votes entitled to be cast at the meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum exists.

The Proposals

The following three proposals will be considered at the Annual Meeting:
Proposal		Board Vote Recommendation	Page Number
1	Election of Directors	FOR Each Director	6
2	Ratification of Independent Registered Public Accounting Firm	FOR	7
3	Advisory Vote to Approve Compensation of our Named Executive Officers	FOR	8

PROPOSAL 1
Election of Directors (page 6)
Each director nominee is up for election for a two-year term. Each director nominee is a current director and attended at least 75% of all meetings of the Board and of all Board committees on which he sits.

Name	Age	Director Since	Independent	AC	CC	NGC	LC
Peter L. Ax	55	2000	Yes		✗	✗	✗
Robert G. Sarver	53	1996	No
Gerald Haddock	67	2005	Yes	✗	✗		✗
Michael R. Odell	51	2011	Yes	✗	✗	✗

	=	Chair	AC	Audit Committee
✗	=	Member	CC	Executive Compensation Committee
			NGC	Nominating/Governance Committee
			LC	Land Committee

3 MERITAGE HOMES | 2015 Proxy Statement

PROXY SUMMARY

PROPOSAL 2
Ratification of Independent Registered Public Accounting Firm	(page 7)
Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

	Summary of Fees
	2014	2013
Audit fees	$1,109,100	$1,049,800
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—
Total fees	$1,109,100	$1,049,800

PROPOSAL 3
Advisory Vote to Approve Compensation of our Named Executive Officers	(page 8)
Stockholders will be given the opportunity to vote on an advisory resolution to approve the compensation of our Named Executive Officers (“NEOs”) (commonly referred to as “Say on Pay”).
Our executive compensation program is designed to drive and reward superior corporate performance, both annually and over the long-term. The Board believes the Company’s compensation policies and practices are effective in achieving the Company’s goals of paying for performance and aligning the NEOs long-term interests with those of our stockholders. Compensation elements for our NEOs include:

Type	Form	Terms
Cash	Base Salary	Competitively market-based
Cash	Annual Incentive Compensation	Based on performance measurements
Cash	Discretionary Bonuses
Based on specific achievements of each individual beyond those of the performance measurements included in the annual incentive compensation calculations, subject to approval by Executive Compensation Committee; no discretionary bonuses were awarded in 2013 or 2014

Equity	Long-term Incentive Awards	Equity awards have a three-year service or performance period, with 50% of the total awards contingent upon the achievement of specified performance criteria
Other	Limited Perquisites	Primarily auto allowance and the reimbursement of certain life and disability (or equivalent) policies for the benefit of NEOs and their families

Other Matters
The management and Board of Directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, email or personally.

MERITAGE HOMES | 2015 Proxy Statement 4

PROXY SUMMARY

Corporate Governance
Meritage operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities and setting high standards for ethical conduct. Our Board of Directors has established the following governance committees:

—	Audit Committee
—	Executive Compensation Committee
—	Nominating/Governance Committee
—	Land Committee
The charter of each of these committees is available on our website, along with our Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy. Our committee charters, Code of Ethics, Corporate Governance Principles and Practices and Securities Trading Policy are also available in print, free of charge, to any stockholder who requests them by calling us or by writing to us at our principal executive offices at the address listed previously in this proxy statement, Attention: Secretary.

5 MERITAGE HOMES | 2015 Proxy Statement

PROXY SUMMARY

Election of Directors
(Proposal No. 1)
Our Board of Directors currently has eight members. The directors are divided into two classes serving staggered two-year terms. This year, our Class II Directors are up for election. The Board, upon the recommendation of the Nominating/Governance Committee, has nominated for re-election Peter L. Ax, Robert G. Sarver, Gerald Haddock and Michael R. Odell, all of whom are presently serving as Class II Directors.
Biographical information for each of our director nominees is set forth beginning on page 14.
All nominees have consented to serve as directors. The Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, should a nominee become unable to serve or should a vacancy on the Board occur before the annual meeting, the Board may either reduce its size or designate a substitute nominee. If a substitute nominee is named, your shares will be voted for the election of the substitute nominee designated by the Board. In the vote on the election of the director nominees, stockholders may vote FOR, AGAINST, or ABSTAIN for each Director.
Unless you elect to vote differently by so indicating on your signed proxy, your shares will be voted FOR the Board’s nominees. To be elected a director, a director nominee must receive the affirmative vote of the majority of the votes cast, meaning, that the number of votes cast "for" a director nominee must exceed the number of votes "against" that director nominee. Broker non-votes and abstentions will not count as either votes for or against the nominee.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEES AS DIRECTORS.

MERITAGE HOMES | 2015 Proxy Statement 6

PROXY SUMMARY

Ratification of Independent Registered Public Accounting Firm
(Proposal No. 2)
The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2015.
Deloitte & Touche LLP was appointed our auditor in 2005 and no relationship exists other than the usual relationship between auditors and clients.
An affirmative vote of the majority of the votes cast at the annual meeting, at which a quorum is present, is required to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditor. Abstentions will not be counted either for or against this proposal. If the appointment of Deloitte & Touche LLP as auditors for 2015 is not approved by stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors after the beginning of the current year, the appointment in 2015 will stand, unless the Audit Committee determines there is a reason for making a change. In addition, even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our stockholders.
THE BOARD OF DIRECTORS HAS APPROVED THIS PROPOSAL NO. 2 AND UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

7 MERITAGE HOMES | 2015 Proxy Statement

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Advisory Vote to Approve Compensation of our Named Executive Officers
(Proposal No. 3)
Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):
RESOLVED, that compensation paid to the Company’s named executive officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

Background on Proposal
In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.
At our 2014 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by over 98% of total votes cast. We believe this high approval rating indicated that our stockholders were in agreement with the direction of our Executive Compensation Committee of setting competitive compensation arrangements based on criterion believed to be both in line with the goals of our stockholders and at levels that are realizable in relation to the Company’s performance and size. In addition, at our 2011 Annual Meeting of Stockholders, the stockholders indicated, on an advisory vote basis, that they preferred that we hold Say on Pay votes on an annual basis (a frequency vote is required to be held at least once every six years). In light of these results, the Company’s Board of Directors has decided to hold its future advisory votes on the compensation of named executive officers annually until the next frequency vote, which will be held on or before our 2017 Annual Meeting. This Proposal No. 3 represents this year’s Say on Pay vote.
For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2014, please refer to the Compensation Discussion and Analysis section of this proxy statement. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow it, beginning at page 35, provide additional information about the compensation that we paid to our NEOs in 2014. As described in the Compensation Discussion and Analysis, our executive compensation program is designed to drive and reward superior performance both annually and over the long term while simultaneously striving to be externally competitive. During 2014, through the combined efforts of our NEOs, Meritage was successful in achieving the following accomplishments:

•	Generated year-over-year increases in most of our key operating metrics, including the following (dollars in thousands):

	2014	2013	% Increase
Home Closing Units	5,862	5,259	11.5%
Home Closing Revenue	$2,142,391	$1,783,389	20.1%
Home Order Units	5,944	5,615	5.9%
Home Order Value	$2,238,117	$1,982,303	12.9%
Backlog Units	2,114	1,853	14.1%
Backlog Value	$846,452	$686,672	23.3%
Pre-Tax Income	$208,417	$177,672	17.3%
Diluted Earnings Per Share	$3.46	$3.25	6.5%

•
Entry into new markets—In 2014, we reported our first full year of results in the Nashville, Tennessee market (operations there commenced in the third quarter of 2013), and in August 2014, we entered the Atlanta, Georgia and Greenville, South Carolina markets through the acquisition of the homebuilding assets and operations of BK Residential Construction, LLC ("Legendary Communities").

MERITAGE HOMES | 2015 Proxy Statement 8

PROPOSAL 3: ADVISORY VOTE TO APPROVE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•
Capital transactions—In the first quarter of 2014 we raised $110.5 million, net of offering costs, in a public equity offering. In addition, we increased the capacity of our unsecured revolving credit facility to $400 million during 2014 to provide additional liquidity, and in March of 2015 we further increased the capacity to $500 million.

The Executive Compensation Committee continually evaluates the compensation packages for our NEOs and adjusts them as conditions warrant, including setting performance targets for both cash and equity awards, some of which have been forfeited in the past in cases where targets were not met. In 2013, the Executive Compensation Committee engaged a compensation consultant and revised some of the compensation arrangements effective in 2014. The Company over the last several years (inclusive of the most recent updates) has implemented prudent and responsible compensation policies in the stockholders’ interest, some of which include:

•	Perquisites are limited to auto allowances and reimbursement of certain life and disability or long-term care insurance premiums, and limited other benefits as discussed on page 27.

•	NEOs must comply with security ownership requirements, as discussed on page 27.

•	Incentive compensation is balanced between cash and equity awards, as discussed beginning on page 26.

•
Each employment agreement of our NEOs includes a provision for the clawback (or offset) of incentive bonuses to the extent any financial results are misstated as the result of the NEO’s willful misconduct or gross negligence.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board of Directors or the Executive Compensation Committee. However, the Executive Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.
An affirmative vote of a majority of the votes cast at the annual meeting, at which a quorum is present, is required to approve this advisory vote. Broker non-votes and abstentions have no effect on the result of the vote.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE RESOLUTION SET FORTH ABOVE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

9 MERITAGE HOMES | 2015 Proxy Statement

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Security Ownership by Management and Principal Stockholders
Management. The following table summarizes, as of March 15, 2015, the number and percentage of outstanding shares of our common stock beneficially owned by the following:

•	each Meritage director and nominee for director;

•	each executive officer named in the summary compensation table; and

•	all Meritage directors and executive officers as a group.

Name Of Beneficial Owner(1)	Position With The Company	Number Of Shares Owned		Right To Acquire By May 14, 2015	Total Shares Beneficially Owned(2)	Percent Of Outstanding Shares(3)
Steven J. Hilton	Director, Chairman and CEO	1,538,048	(4)	—	1,538,048	3.9%
Robert G. Sarver	Director	213,040	(5)	—	213,040	*
Raymond Oppel	Director	49,000	(6)	—	49,000	*
Peter L. Ax	Director	54,000		—	54,000	*
Richard T. Burke, Sr.	Director	51,500		—	51,500	*
Gerald Haddock	Director	61,000	(7)	—	61,000	*
Dana Bradford	Director	37,000		—	37,000	*
Michael R. Odell	Director	18,000		—	18,000	*
Larry W. Seay	Executive Vice President and Chief Financial Officer	78,253		—	78,253	*
C. Timothy White	Executive Vice President, General Counsel and Secretary	29,149		—	29,149	*
Steven M. Davis	Executive Vice President and Chief Operating Officer	38,799		—	38,799	*
All current directors and executive officers as a group (11 persons)		2,167,789		—	2,167,789	5.5%
*    Less than 1%.

(1)	The address for our directors and executive officers is c/o Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, Arizona 85260.

(2)
The amounts shown include the shares of common stock actually owned as of March 15, 2015, and the shares that the person or group had the right to acquire within 60 days of that date. The number of shares includes shares of common stock owned by other related individuals and entities over whose shares of common stock such person has custody, voting control or the power of disposition. As of March 15, 2015, there were no outstanding options for any of our NEOs or Board members as we no longer award stock options as part of equity compensation.

(3)	Based on 39,616,613 shares outstanding as of March 15, 2015.

(4)
Shares are held by family trusts. As of March 15, 2015, Mr. Hilton had 900,000 shares pledged to a third-party lending institution, 350,000 of which are securing loans. Our pledging policy is discussed on page 21 of this proxy statement.

(5)
Shares are held by family trusts (6,000 shares Penny Sarver—wife; 2,000 shares Penny Sarver FBO Max Sarver—minor son; 8,170 shares Robert Sarver—trustee of Eva Lauren Hilton Trust; 8,170 shares Robert Sarver—trustee of Shari Rachel Hilton Trust; 188,700 shares Robert Sarver—trustee of Robert Sarver Trust). Mr. Sarver has expressly disclaimed any beneficial ownership of the shares held by the trusts for the benefit of Mr. Hilton’s children (Eva Lauren Hilton Trust and Shari Rachel Hilton trust). Mr. Sarver had 124,200 shares pledged to a third party lending institution as of March 15, 2015. None of these shares secured loans in 2015. Our pledging policy is discussed on page 21 of this proxy statement.

(6)	6,000 shares are owned indirectly by family trusts.

(7)
Includes 15,000 shares held by charities on which Mr. Haddock serves as a board member and has authority to make investment decisions on behalf of. Holdings are with The Haddock Center (10,000 shares), and the Haddock Foundation (5,000 shares). Mr. Haddock has expressly disclaimed beneficial ownership of these shares.

MERITAGE HOMES | 2015 Proxy Statement 10

SECURITY OWNERSHIP BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

Certain Other Beneficial Owners. Based on filings made under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of March 15, 2015, the only other known beneficial owners of more than 5% of Meritage common stock are shown in the following table:

		Shares Beneficially Owned
Name of Other Beneficial Owners	Address Of Beneficial Owner	Number	Percent
BlackRock, Inc. (1)	55 East 52nd Street, New York, NY 10022	4,228,397	10.8%
Sanders Capital, LLC (2)	390 Park Avenue, 17th Floor, New York, NY 10022	3,928,036	10.8%
Citadel Advisors, LLC (3)	131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603	3,582,953	9.2%
T. Rowe Price Associates, Inc. (4)	100 E. Pratt Street, Baltimore, MD 21202	2,985,680	7.6%
AllianceBernstein, LP (5)	1345 Avenue of the Americas, New York, NY 10105	2,419,150	6.2%
Vanguard Group, Inc. (6)	100 Vanguard Blvd. Malvern, PA 19355	2,311,231	5.9%

(1)
Based solely on a Schedule 13G/A filed with the SEC on January 9, 2015, Blackrock, Inc. and certain affiliated entities have sole voting power with respect to 4,136,765 shares and sole dispositive power with respect to 4,228,397 shares.

(2)
Based solely on a Schedule 13G/A filed with the SEC on January 14, 2015, Sanders Capital, LLC has sole voting power with respect to 1,727,428 shares and sole dispositive power with respect to 3,928,036 shares.

(3)	Based solely on a Schedule 13G/A filed with the SEC on February 17, 2015, Citadel Advisors, LLC has shared voting power and shared dispositive power with respect to 3,582,953 shares.

(4)
Based solely on a Schedule 13G/A filed with the SEC on February 13, 2015, T. Rowe Price Associates, Inc. has sole voting power with respect to 765,190 shares and sole dispositive power with respect to 2,985,680 shares.

(5)
Based solely on a Schedule 13G/A filed with the SEC on February 12, 2015, AllianceBernstein, LP has sole voting power with respect to 2,117,480 shares and sole dispositive power with respect to 2,419,150 shares.

(6)
Based solely on a Schedule 13G/A filed with the SEC on February 11, 2015, Vanguard Group, Inc. has sole voting power with respect to 53,342 shares, sole dispositive power with respect to 2,260,489 shares and shared dispositive power with respect to 50,742 shares.

For each of the reporting owners set forth above, the beneficially owned shares are held in various individual funds owned or managed by the reporting owners, but none of the individual funds managed by the reporting owners above hold more than 5% of the Company stock.

11 MERITAGE HOMES | 2015 Proxy Statement

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Corporate Governance and Board Matters

Role of the Board of Directors
The Board of Directors (“the Board”) is elected by the stockholders to oversee the stockholders’ interests in the operation and overall success of our business. The Board serves as our ultimate decision-making body, except for those matters reserved to or that require a vote of our stockholders. The Board selects and oversees the members of senior management who are charged by the Board with conducting our business. We have established and operate in accordance with a comprehensive plan of corporate governance that defines and sets ethical standards for the conduct of our directors, officers and employees. This plan provides an important framework within which the Board can pursue our strategic objectives and ensure long-term stockholder value.

Corporate Governance Principles and Practices
We have adopted Corporate Governance Principles and Practices that define the key elements of our corporate governance framework and philosophy, including:

•	director qualifications,

•	independence criteria,

•	director responsibilities,

•	committee responsibilities and structure,

•	officer and director stock ownership requirements,

•	director resignation policy,

•	director access to officers and employees,

•	our philosophy with respect to director compensation,

•	Board evaluation process,

•	confidentiality requirements,

•	director orientation and continuing education, and

•	our plans with respect to management succession.
Our Corporate Governance Principles and Practices are available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. These principles are reviewed regularly by the Nominating/Governance Committee and changes are made as the Committee deems appropriate.

Director Qualifications and Diversity
Our Board of Directors is comprised of a group of individuals whose previous experience, financial and business acumen, personal ethics and dedication and commitment to our company allow the Board to complete its key task as the over-seer and governing body of Meritage Homes Corporation. The specific experience and qualifications of each of our Board members are set forth below. The Board is committed to a policy of inclusiveness and diversity. The Board believes members should be comprised of persons with diverse skills, expertise, backgrounds and experiences including, without limitation, the following areas:

•	management or board experience in a wide variety of enterprises and organizations, banking and capital markets and finance,

•	accounting,

•	legal and regulatory,

•	real estate, including homebuilding, commercial and land development,

•	sales and marketing, and

•	operations.
In 2014, the Board of Directors amended and restated our  bylaws to adopt a customary majority voting standard for the election of directors. In addition, we updated our Corporate Governance Principles and Practices to require that any nominee for director who is an incumbent director but who is not elected by the vote required in the bylaws, and with respect to whom

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no successor has been elected, promptly tender his or her offer to resign to the Board of Directors for its consideration.  The Nominating/Governance Committee of the Board of Directors will recommend to the Board of Directors whether to accept or reject the resignation offer, or whether other action should be taken.  In determining whether to recommend that the Board of Directors accept any resignation offer, the Nominating/Governance Committee will be entitled to consider all factors believed relevant by the Nominating/Governance Committee’s members. The Board of Directors will act on the Nominating/Governance Committee’s recommendation within 90 days following certification of the election results and will announce its determination and rationale in a Form 8-K. In deciding whether to accept the resignation offer, the Board of Directors will consider the factors considered by the Nominating/Governance Committee and any additional information and factors that the Board of Directors believes to be relevant.  If the Board of Directors accepts a director’s resignation offer pursuant to its process, the Nominating/Governance Committee will recommend to the Board of Directors and the Board of Directors will thereafter determine what action, if any, will be taken with respect to any vacancy created by a resignation.  Any director who tenders his or her resignation pursuant to this policy will not participate in the proceedings of either the Nominating/Governance Committee or the Board of Directors with respect to his or her own resignation.
In case of a Board vacancy or if the Board elects to increase its size, determinations regarding the eligibility of director candidates are made by the Nominating/Governance Committee, which considers the candidate’s qualifications as to skills and experience in the context of the needs of the Board of Directors and our stockholders. When seeking new Board candidates, the Nominating/Governance Committee is committed to a policy of inclusiveness and will take reasonable steps to ensure that women and minority candidates are considered for the pool of candidates from which the Board nominees are chosen and will endeavor to include candidates from non-traditional venues.

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Our Board is comprised of the following members:
Class I Directors

Steven J. Hilton, 53
Mr. Hilton was co-chairman and co-chief executive officer of Meritage Homes Corporation from 1996 to May 2006. In May 2006, Mr. Hilton was named the Company’s chairman and chief executive officer. In 1985, Mr. Hilton co-founded Arizona-based Monterey Homes, the predecessor company to Meritage Homes Corporation. Under Mr. Hilton’s leadership, Monterey became publicly traded in 1996. Mr. Hilton received his Bachelor of Science degree in accounting from the University of Arizona and is a director of Western Alliance Bancorporation (a NYSE listed company), a leading bank holding company based in Phoenix, Arizona.

Mr. Hilton has 30 years of real estate experience and is considered an expert and innovator in the homebuilding industry. He is a frequent participant in panels and interviews regarding the industry.

Raymond Oppel, 58
Mr. Oppel has been a director since December 1997. Mr. Oppel is a licensed real estate broker and currently is active as a private investor in real estate development. He was the co-founder, chairman and chief executive officer of The Oppel Jenkins Group, a regional homebuilder in Texas and New Mexico, which was purchased in 1995 by public homebuilder KB Home.

Mr. Oppel has almost 30 years of experience in the homebuilding business. Mr. Oppel possesses extensive knowledge about the real estate industry in general and the homebuilding industry in particular.

Richard T. Burke, Sr., 71
Mr. Burke has been a director since September 2004. Mr. Burke is currently the Chairman of the Board of Directors of UnitedHealth Group, which he founded, took public in 1984 and served as chief executive officer as well. From 1995 until 2001, Mr. Burke was the owner and chief executive officer of the Phoenix Coyotes, a National Hockey League team and has served as a director for a number of other companies, public and private. Mr. Burke previously served as a director for First Cash Financial Services, Inc., a position from which he resigned within the past five years.

Mr. Burke is a business and civic leader in Phoenix, Arizona, and his experience as the chairman and CEO of a multi-billion dollar public company provides the Board with outstanding corporate governance and financial insight.

Dana C. Bradford, 50
Mr. Bradford has been a director since August 2009. Currently, Mr. Bradford is the co-founder of and is currently the Executive Chairman of Waitt Brands, a diversified consumer brands company. From 2005 to 2011, Mr. Bradford was the president and managing partner of McCarthy Capital Corporation, a private equity firm. He serves as executive chairman of the board of Prime Global Sports, a tennis and squash company. Mr. Bradford also serves as a director on the boards of the Waitt Company, Vornado Air, Southwest Value Partners, a San Diego-based real estate investment company and Custom Service Profiles, a provider of customer satisfaction data and analytics. Mr. Bradford formerly served as chairman of the board of SAFE Boats International, a director on the boards of Ballantyne (AMEX: BTN); NRG Media; Guild Mortgage; Gold Circle Films and McCarthy Group, an Omaha-based investment company.

Mr. Bradford earned a bachelor’s degree in business administration from the University of Arizona and an MBA from Creighton University. Mr. Bradford brings additional perspective to the Board relating to real estate and corporate finance matters.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Class II Directors

Peter L. Ax, 55
Mr. Ax has been a director since September 2000. He is the managing partner of Phoenix Capital Management, an operationally focused venture capital firm. Mr. Ax is the former chairman and chief executive officer of SpinCycle, Inc., a public reporting consolidator and developer of coin-operated laundromats. Previously, Mr. Ax served as head of the Private Equity Division and senior vice president of Lehman Brothers in New York and has served in various operating roles for enterprises operated by Phoenix Capital Management. Mr. Ax is also on the board of directors of iGo, Inc. (formerly, NASDAQ: IGOI) and serves on the Advisory Board of Directors of Cascadia Capital, a Seattle-based investment banking and merchant banking firm, and also serves annually as a judge in the Wharton Entrepreneurship Business Plan Competition.

Mr. Ax holds an MBA from the Wharton School at the University of Pennsylvania, a J.D. from the University of Arizona, and a B.S.B.A. from the University of Arizona, and has been a certified public accountant. Mr. Ax possesses extensive skills and experience relating to, among other things, capital markets and corporate finance.

Robert G. Sarver, 53
Mr. Sarver has been a director since December 1996. He is the chairman and chief executive officer of Western Alliance Bancorporation (a NYSE listed company), a director of Skywest Airlines, and the managing partner of the Phoenix Suns NBA basketball team. From 1995 to 1998, he served as chairman of Grossmont Bank. He was the chairman and chief executive officer of California Bank & Trust from 1998 to 2001. Mr. Sarver earned a bachelor’s degree in business administration from the University of Arizona and has been a certified public accountant.

Mr. Sarver has been active in the real estate industry for more than 30 years and is known nationwide as a leader and expert in banking. He has extensive experience in a wide spectrum of successful real-estate activities, including commercial, residential and development projects.

Gerald Haddock, 67
Mr. Haddock was appointed as a director in January 2005. Mr. Haddock is the founder of Haddock Enterprises, LLC and formerly served as president and Chief Executive Officer of Crescent Real Estate Equities, a diversified real estate investment trust. He is currently a director of ENSCO International, Plc., a leading global offshore oil and gas drilling service company. As a director for ENSCO, he has served as its co-lead director and Chairperson of the Audit Committee and is also a member of the Nominating & Governance Committee. From December 2004 to October 2008, Mr. Haddock served as a Board Member of Cano Petroleum, Inc. He also serves on the board of trustees and is a member of various committees for the Baylor College of Medicine, the Executive Investment Committee at Baylor University, the M.D. Anderson Proton Therapy Education and Research Foundation, and the CEELI Institute.

Mr. Haddock received his Bachelor of business administration and Juris Doctorate degrees from Baylor University. He also received a Masters of Law in Taxation degree from New York University and an MBA degree from Dallas Baptist University.

Michael R. Odell, 51
Mr. Odell has been a director since December 2011. From 2008 through 2014, he served as President, chief executive officer and board member of The Pep Boys—Manny, Moe & Jack, a NYSE-listed Fortune 1000 company and the nation's leading automotive aftermarket service and retail chain. Mr. Odell joined Pep Boys in September 2007 as the chief operating officer. Previously, he served as executive vice president and general manager of Sears Retail & Specialty Stores, a $26 billion division of Sears Holdings Corporation. Mr. Odell joined Sears in 1994 where he served in executive operations positions of increasing responsibility, including as Vice President, Stores-Sears Automotive Group.

Mr. Odell started his career as a CPA with Deloitte & Touche LLP. Mr. Odell holds an M.B.A. from Northwestern University’s Kellogg School of Management, and a B.S. in Accounting from the University of Denver’s Daniels College of Business.  Mr. Odell has deep service and retail experience, with a broad background in strategic planning, leadership, operations and finance.

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Director Independence

The Nominating/Governance Committee evaluates and reports to the Board of Directors regarding the independence of each candidate. Consistent with the rules and regulations of the NYSE, at least a majority of the Board of Directors must be independent. No director will be deemed to be independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as an officer, shareowner, member, partner or trustee of an organization that has a relationship with the Company. The Board observes all criteria established by the NYSE and other governing laws and regulations. In its review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable and other business relationships the director may have with the Company.
As a result of its review, the Board of Directors has determined that a majority of Meritage’s Board members are independent. Our independent directors are Peter L. Ax, Raymond Oppel, Richard T. Burke, Sr., Gerald Haddock, Dana Bradford and Michael R. Odell.
In making this determination, the Board of Directors evaluated whether there exists any relationships between these individuals and Meritage and determined no relationship exists between Meritage and any independent director.
Steven J. Hilton is not considered independent because he is employed by the Company.
Prior to 2004, Robert G. Sarver was deemed an independent director. The Nominating/Governance Committee has continually monitored certain relationships between Mr. Sarver and Meritage along with relationships between Mr. Sarver and Mr. Hilton. Mr. Sarver and Mr. Hilton have certain business relationships unrelated to Meritage, including Mr. Sarver serving as trustee of certain of Mr. Hilton’s family trusts. The Nominating/Governance Committee evaluated these relationships and determined that they did not impair Mr. Sarver’s independence because they do not involve Meritage and are insignificant in relation to Mr. Sarver’s net worth. During 2004, Mr. Sarver became the controlling owner of the Phoenix Suns basketball team, in which Mr. Hilton purchased a minority ownership interest. This relationship was closely evaluated by the Nominating/Governance Committee because of its significance to Messrs. Sarver and Hilton. The Nominating/Governance Committee and the Board of Directors believe Mr. Sarver is a valuable member of the Board and that the Company benefits from his extensive business experience. Although Mr. Sarver does not have any material relationship with the Company which under the applicable rules and regulations would deem him not independent, the Nominating/Governance Committee has nevertheless concluded it is at this time in the best interest of Meritage’s stockholders that Mr. Sarver not be deemed an independent director.
The Board has also determined that all governance committees of the Board should be comprised entirely of independent directors and therefore neither Mr. Hilton nor Mr. Sarver serves on any Board governance committees.

Board Leadership Structure

Steven J. Hilton, our co-founder and CEO, also serves as a director and the Chairman of the Board. We believe Mr. Hilton’s unique industry experience and continuing involvement in the day-to-day operations of the Company make him highly qualified to serve as our Board’s Chairman. Mr. Hilton co-founded Meritage Homes and is thus intimately familiar with its history, culture and operations. Mr. Hilton possesses in-depth knowledge and expertise in the homebuilding industry as a whole and Meritage Homes in particular and is the Company’s largest non-institutional shareholder. The Board of Directors has concluded that this puts Mr. Hilton in a unique position and makes it compelling for him to serve both as Chairman of the Board and CEO to effectively represent the stockholders’ interest.
Mr. Ax, our Audit Committee Chairman, also serves as the Board’s lead independent director. Mr. Ax has extensive knowledge of capital markets and corporate finance and has previously served as CEO of a publicly traded corporation. We believe that Mr. Ax’s role as our lead independent director serves as a counterbalance to and complements Mr. Hilton’s position as Board Chairman and provides the appropriate level of independent director oversight. Additionally, our lead independent director presides over all independent director meetings and can call special meetings of the independent directors as he deems necessary to bring any matters the lead independent director feels should be addressed by the majority of our directors at any time.

CEO and Management Succession

Under the charter of the Nominating/Governance Committee, it is the role of the Nominating/Governance Committee to review and recommend to the Board of Directors changes as needed to the Company’s Corporate Governance Principles and Practices, including items such as management succession, policies and principles for CEO selection and performance review, and policies regarding succession in the event of an emergency or departure of the CEO. Our Corporate Governance Principles and Practices provide, among other things, that our Executive Compensation Committee is to conduct an annual review of the performance of the CEO.

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The Board of Directors considers management evaluation and CEO succession planning an important responsibility of the Board. Under our Corporate Governance Principles and Practices, the Board of Directors is responsible for approving a succession plan for our CEO and other senior officers. Issues relating to CEO succession planning are addressed regularly (at least annually) by the Board.

Risk Oversight
Our Board of Directors has overall responsibility for the oversight of risk management. As part of this oversight, on a regular basis, our Board of Directors receives reports from various members of management and is actively involved in monitoring and approving key decisions relating to our operations and strategy. Additionally, the management teams at our divisions must obtain approvals from our corporate executive team prior to engaging in certain activities or committing prescribed amounts of the Company’s financial and operational resources. As a result, senior management, who report directly to executive management, cannot authorize transactions that exceed prescribed thresholds that, while they may result in short-term benefits for their divisions, may expose us to unwarranted risks. Similarly, our executive management (including our NEOs) cannot engage in certain transactions without approval from our Board of Directors. For example, management must obtain approval from the Board of Directors, acting through the Land Committee, before proceeding with any land acquisition above a pre-established threshold. In addition, our General Counsel regularly reports to the Board of Directors information concerning ongoing litigation and possible legal, regulatory and other risks that might expose the Company to liability or loss. The Board also annually reviews the Company’s insurance programs.
Management operates the business within parameters established by an annual budget that is reviewed and approved by the Board of Directors. At each regular Board meeting, management provides the Board of Directors a status report with respect to the budget and addresses any material variances. We believe our budgeting process provides a useful mechanism for identifying risks and the related rewards and provides a quantitative method for evaluating those risks and rewards. The Board of Directors also provides oversight of risk through its standing committees. For example:

•
Our Audit Committee is responsible for reviewing and analyzing significant financial and operational risks and how management is managing and mitigating such risks through its internal controls and risk management processes. Our VP of Internal Audit reports directly to the Audit Committee and provides routine updates on the progress and findings of the on-going internal audit reviews. Our external auditors also have at least quarterly discussions with our Audit Committee, and meet both with and without Company management present, to highlight what they perceive as our key financial risks. Our Audit Committee plays an important role in approving our internal controls monitoring and is regularly engaged in discussions with management regarding business risks, operational risks, transactional risks and financial risks.

•
Our Executive Compensation Committee oversees risks relating to the compensation and incentives provided to our senior executive officers. The Executive Compensation Committee negotiates and approves all of the employment agreements of our NEOs and the Committee approves all grants of equity awards to all of our eligible employees. Since 2009, we have begun using restricted share grants and restricted stock units (since 2014) in lieu of stock options in our long-term equity compensation plan to provide an incentive to balance the assumption of risk while maintaining shareholder value. In addition, for our NEOs, half of these equity grants contain performance vesting criterion.

•	All of our Independent Directors sit on all of our governance Committees, with the exception of the Land Committee, to provide greater Director participation in key policy decisions.

The Board and Board Committees

We currently have eight incumbent directors and the following committees:

•	Audit Committee

•	Executive Compensation Committee

•	Nominating/Governance Committee

•	Land Committee
Our Board of Directors typically meets on a quarterly basis, with additional meetings held as required.  During 2014, each director attended at least 75% of the aggregate of the Board and committee meetings of which they were a member, except for Mr. Burke who, though attending at least 75% of the aggregate of the meetings of the three committees of which he is a member, attended four of the six Board meetings held during 2014. Due to schedule conflicts, Mr. Burke was unable to attend these two Board meetings one of which was a telephonic Special Board meeting that had been called with short notice. Mr. Burke discussed with the Chairman the business covered at these two meetings and provided his input and concurrence with all matters discussed and approved by the Board.  Our Land Committee does not have regularly scheduled meetings

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

and rather meets when significant land transactions require the Land Committee’s consideration. Directors are expected to attend our annual meetings of stockholders. All directors attended our 2014 annual meeting, which was held on May 14, 2014.
The following table identifies the current members of our Board of Directors and the number of meetings held during 2014:

Board of Directors	Audit Committee	Executive Compensation Committee	Nominating/ Governance Committee	Land Committee
Steven J. Hilton*
Peter L. Ax +		×	×	×
Raymond Oppel	×		×	×
Richard T. Burke, Sr.	×	×	×
Gerald Haddock	×	×		×
Dana Bradford	×	×	×	×
Michael R. Odell	×	×	×
Robert G. Sarver
Number of Meetings	8	4	4	8

*	=	Chairman of the Board
×	=	Member
	=	Committee Chair
+	=	Lead Independent Director
Audit Committee
The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (Exchange Act), and the rules and regulations of the NYSE. The Audit Committee assists the Board of Directors in:

•	fulfilling its oversight of the integrity of our financial statements,

•	overseeing our compliance with legal and regulatory requirements,

•	determining the independent registered public accounting firm’s qualifications and independence,

•	evaluating the performance of our internal audit function and independent registered public accounting firm, and

•	reviewing and approving any related party transaction between us and senior executive officers and directors.
The Audit Committee has the sole authority to appoint and replace our independent registered public accounting firm and approves all audit engagement fees and terms of all significant non-audit engagements with the independent registered public accounting firm in accordance with the pre-approval policies set forth in our Audit Committee charter. The Audit Committee has the authority to obtain advice and assistance from, and receives appropriate funding from us for, outside legal, accounting and other advisors as it deems necessary to carry out its duties.
The Audit Committee operates under a written charter established by the Board. The charter is available on our website at investors.meritagehomes.com and we will provide a printed copy to any stockholder upon request. Each member of the Audit Committee meets the independence requirements of the NYSE and the Exchange Act, and is financially literate, knowledgeable and qualified to review our financial statements. In addition, each member of the Audit Committee has accounting or related financial management expertise. The Board of Directors has determined that Peter Ax, the Chairman of our Audit Committee and an independent director as defined by the NYSE’s listing standards, is an “audit committee financial expert.” Information about Mr. Ax’s past business and educational experience is included in his biography in this proxy statement under the caption “—Director Qualifications and Diversity —Class II Directors”.
The report of the Audit Committee is included in this proxy statement under the caption “Report of the Audit Committee.”
Executive Compensation Committee
The Board of Directors has established our Executive Compensation Committee (the “Compensation Committee”) in accordance with the NYSE’s rules and regulations. The Compensation Committee regularly reports to the Board of Directors and its responsibilities include:

•	reviewing and approving goals and objectives relative to the compensation of our NEOs, evaluating our NEOs’ performance in light of these goals and approving the compensation of our NEOs,

•	reviewing and incorporating stockholder preferences with respect to compensation agreements with our NEOs,

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CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

•	overseeing all equity-based award grants,

•	making recommendations to the Board of Directors with regard to non-NEO compensation and equity-based awards, and

•	producing a report on executive compensation to be included in our annual proxy statement.
The Compensation Committee is currently comprised of six members of the Board, each of whom is independent under the independence standards of the NYSE, a “non-employee director” under Section 16 of the Exchange Act, and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code (the “Code”). Generally the Compensation Committee chairman is in charge of setting the schedule for the Compensation Committee’s meetings, as well as the agenda of each meeting.
The Compensation Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request.
The Compensation Committee has the sole authority to hire outside advisors and consultants and to determine the terms, fees and costs of such engagements. In 2013 and 2014, the Compensation Committee engaged POE Group, to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.
The Compensation Committee determines executive compensation with respect to our NEOs independent of management. The Compensation Committee approves all grants of equity-based awards. For the NEOs, the number and type of equity award grants in most cases are determined or based on an employment agreement between the Company and the NEO, which are negotiated and approved by the Compensation Committee; however, they may be adjusted based on the Compensation Committee’s review of the NEO’s performance and competitive market factors. For non-NEOs, management is responsible for recommending to the Compensation Committee the persons to receive grants and the nature and size of the proposed award. Because management is responsible for the day-to-day operation of the Company, the Compensation Committee believes that management is in the best position to make this recommendation.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee is, or has been, an employee of Meritage or any of its subsidiaries. There are no interlocking relationships between Meritage and other entities that might affect the determination of the compensation of Meritage’s executive officers.
Nominating/Governance Committee
The Board of Directors has established a Nominating/Governance Committee, which directly reports to the Board of Directors and is responsible for:

•	identifying individuals qualified to become Board members and recommending director nominees for the next annual meeting of stockholders,

•	reviewing and recommending changes as needed to the Company’s Corporate Governance Principles and Practices,

•	addressing such items as management succession, including policies and principles for our CEO selection and performance review and succession in the event of an emergency or departure of the CEO,

•	developing director qualifications and determining whether newly elected directors or prospective director candidates meet those qualifications,

•	considering recommendations for director nominations received from stockholders,

•	reviewing the charters of the Compensation Committee, Audit Committee and Nominating/Governance Committee and any other committees

•	assessing and monitoring, with Board involvement, the Board’s performance,

•	recommending nominees for the Compensation Committee, Audit Committee, Land Committee, and

•	promoting adherence to a high standard of corporate governance and company values.
The Nominating/Governance Committee has the sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms. The Nominating/Governance Committee operates under a written charter, which is available on our website at investors.meritagehomes.com. We will provide a printed copy of the charter to any stockholder upon request. Each member of the Nominating/Governance Committee meets the independence requirements of the NYSE.

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Director Nomination Process
Stockholder Nominees. The policy of the Nominating/Governance Committee is to consider properly-submitted stockholder recommendations for candidates for membership on the Board of Directors as described below. In evaluating such proposals, the Nominating/Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership qualifications and criteria described below. Any stockholder recommendations proposed for consideration by the Nominating/Governance Committee must include the nominee’s name and qualifications for Board membership and should be submitted to:
Meritage Homes Corporation
8800 East Raintree Drive
Suite 300
Scottsdale, Arizona 85260
Attn:  Secretary
The Secretary will forward all recommendations to the Nominating/Governance Committee. In addition, our bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for submitting such nominations, and the deadline to propose actions for consideration at next year’s annual meeting, please see “Stockholder Proposals” on page 47 of this proxy statement.
Director Qualifications. The Nominating/Governance Committee will evaluate prospective nominees using the standards and qualifications set forth in our Corporate Governance Principles and Practices and in our criteria for new directors. Prospective nominees must meet the Company’s qualification requirements set forth in our Corporate Governance Principles and Practices and should have the highest professional and personal ethics and values, as well as broad experience at the policy-making level in business, government, education or public interest. Prospective nominees should be committed to enhancing stockholder value and should have sufficient time to devote to carrying out their duties and to provide insight based upon experience, talent, skill and expertise appropriate for the Board. Each prospective nominee must be willing and able to represent the interests of our stockholders.
Identifying and Evaluating Nominees for Directors. The Nominating/Governance Committee utilizes a variety of methods for identifying and evaluating nominees to serve as directors. The Nominating/Governance Committee assesses the current composition of the Board of Directors, the balance of management and independent directors and the need for Audit Committee expertise in its evaluation of prospective nominees. In the event that vacancies are anticipated, or otherwise arise, the Nominating/Governance Committee may seek recommendations from current Board members, professional search firms, outside legal, accounting and other advisors, or stockholders in order to locate qualified nominees. The Nominating/Governance Committee also evaluates each candidate in the context of maintaining and creating a diverse Board, as previously discussed. After completing its evaluation, the Nominating/Governance Committee will make a recommendation to the full Board of Directors as to the persons who should be nominated by the Board of Directors, and the Board will determine the nominees after considering such recommendations.
Director Orientation and Continuing Education. It is the policy of the Board that all new directors should participate in an orientation program sponsored by the Company. This orientation will be designed to familiarize new directors with the Company’s strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal audit function, and its independent auditors. In addition, the Board encourages each director to attend prominent continuing education programs. The Company will pay for the director’s tuition and reasonable and customary travel expenses to attend continuing education programs.
Executive Sessions of Independent Directors
Our Corporate Governance Principles and Practices dictate that the non-management members of the Board of Directors will meet in executive session at least quarterly outside the presence of directors that are employees or officers of the Company. The non-management directors met in executive session four times during 2014. Peter Ax is our Lead Independent Director and presides over these executive session meetings.
Land Committee
In early 2013, the Board of Directors established a Land Committee, which directly reports to the Board of Directors. Prior to such time, the approvals for significant land transactions were obtained by an affirmative vote of a majority of the Board’s directors. The Land Committee is responsible for reviewing and approving/denying land acquisition transactions recommended by management in excess of a predetermined monetary threshold. The Committee is intended to function as an additional approval mechanism for executive management’s land acquisition approval policies and procedures.
As of the date of this filing, the Land Committee was comprised of Messrs. Ax, Oppel, Haddock and Bradford. The Land Committee is transactional in nature; accordingly, the frequency of meetings is not pre-determined, and rather meetings only occur when significant land transactions arise that require Land Committee consideration. Currently, no compensation is paid to any director for service on the Land Committee, and there is not a Land Committee chair.

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Code of Ethics
We are committed to conducting business consistent with the highest ethical and legal standards. The Board of Directors has adopted a Code of Ethics, which is applicable to all employees, including our senior and executive management and our directors. The Code is available on our website at investors.meritagehomes.com and we will provide a print copy to any stockholder upon request.
Meritage Stock Pledging Policy
In February 2013, the Nominating/Governance Committee approved a modification to the Company’s securities trading policy prohibiting all future pledging of the Company’s equity securities by our employees, NEOs and Directors. In connection with this policy, the Company adopted a grandfather provision relating to existing pledges. As of the date our modified policy was adopted, only Messrs. Hilton and Sarver had outstanding pledges. Our grandfather provision exempts existing pledges and continuation or replacements thereto; provided, however, that with respect to these existing pledges (or continuations or replacements thereof) the number of shares pledged may not exceed the greater of (i) two-thirds of the total number of Meritage shares beneficially owned by Mr. Hilton or Sarver, as the case may be, or (ii) 200,000 shares. In establishing these grandfather provisions, the Board considered the particular circumstances of Mr. Hilton and Mr. Sarver, the founder of the Company and an original board member, respectively, both of whom have a significant ownership in the Company’s equity securities.
Anti-Hedging Policy
We have a securities trading policy that sets forth guidelines and restrictions on transactions involving our stock, which are applicable to all employees, including our NEOs and Directors. Among other things, our policy prohibits all types of hedging transactions, including, but not limited to, purchases of stock on margin, short sales, buying or selling puts or calls and similar transactions involving any derivative securities. These types of transactions would allow employees to own Company stock without the full risks and rewards of ownership. When that occurs, employees may no longer have the same objectives as the Company’s other stockholders and therefore such transactions involving Meritage stock are prohibited.

Communications with the Board of Directors
Interested persons may communicate with the Board of Directors by writing to our Lead Independent Director at the address set forth on page 2. The Lead Independent Director will disseminate the information to the rest of the Board at his discretion.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis
The following discussion and analysis should be read in conjunction with the “Summary Compensation Table” and related tables that are presented immediately below.
The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation that we pay or award to, or that is earned by, our NEOs. For our 2014 fiscal year, our NEOs were:

•	Steven J. Hilton, Chairman and Chief Executive Officer

•	Larry W. Seay, Executive Vice President, Chief Financial Officer

•	C. Timothy White, Executive Vice President, General Counsel and Secretary

•	Steven M. Davis, Executive Vice President, Chief Operating Officer
This CD&A addresses and explains the numerical and related information contained in the summary compensation tables and includes actions regarding executive compensation that occurred during 2014, including the award of bonuses related to 2014 performance, and the adoption of any new, or the modification of any existing, compensation programs, if applicable.

2014 Environment
During 2014, the overall housing market's results continued to improve, building upon the recovery that began in 2012. Growth in 2014 was at a more moderate pace than that of the prior year, which experienced exceptionally strong growth. Housing affordability and lower inventory levels in many markets resulted in solid financial and operational performance for the overall homebuilding sector. Variability between individual markets was more prevalent in 2014 as local economic and employment situations influenced demand, returning to trends experienced in prior homebuilding cycles.
Meritage’s financial and operational performance continued to improve in 2014 with gains in many of our key operating metrics. We are committed to our plan of strategically positioning ourselves in many of the top housing markets in the country and continue to actively source land in well-located communities within those locations. Additionally, we are continually evaluating opportunities for expansion into new markets that indicate positive long-term growth trends. In connection with these efforts, we have entered six new markets since 2011. Most recently, we entered the Nashville, Tennessee, market through the acquisition of certain assets of Phillips Builders in August 2013, and we entered the Atlanta, Georgia and Greenville, South Carolina markets and expanded our presence in Charlotte, North Carolina through the acquisition of Legendary Communities in August 2014. Our investments in well-located new communities, growing markets and innovative product offerings have created a strategic differentiation for Meritage Homes. We believe this differentiation has benefited us throughout the last several years and will continue to provide us with opportunities for growth and profitability in the future.
The profitability and growth of Meritage is dependent on executive management’s vision and actions to implement and support these strategic goals and we feel we have taken, and continue to take, appropriate steps for Meritage to be well-positioned for success.

Executive Summary

Meritage Homes is committed to building long-term stockholder value. Accordingly our NEO compensation program is designed to be largely performance driven. At our 2014 Annual Meeting of Stockholders, the Company’s stockholders approved the compensation of our NEOs (on an advisory basis) by over 98% of total votes cast, indicating that our stockholders were in agreement with our Compensation Committee and its direction of setting compensation arrangements based on thresholds that are in line with the goals of our stockholders. A summary of our compensation packages is discussed further in this proxy in the section titled “Compensation Programs.”
2014 Business Highlights
2014 was another year of strong growth and progress on many strategic fronts for Meritage Homes. Below is a summary of some of the significant accomplishments achieved in 2014.

•	We grew total home closing revenue to $2.1 billion in 2014, up 20% over 2013.

•	Community location and larger product offerings drove our average sales prices on closings up by 8% over 2013 to $365,500.

•	Pre-tax earnings grew by 17% over 2013, with 2014 net earnings of $142 million.

•	Net orders for the year increased 6% in 2014 over 2013, and total order value increased 13% year over year, aided by a 7% increase in average sales prices.

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COMPENSATION DISCUSSION AND ANALYSIS

•	The total value of orders in backlog at year-end 2014 was 23% higher than the prior year’s ending backlog.

•	We broadened our geographic footprint by acquiring the business of Legendary Communities, a local builder in the Atlanta, Georgia and Greenville, South Carolina markets.

•	We expanded our total active community count to 229 at year-end, 22% more than at year-end 2013.

•
With key market drivers indicating a high probability for continued growth in the housing market, we invested approximately $705 million in land and development (excluding the Legendary acquisition), contracted for approximately 11,200 new lots during the year, and ended with approximately a five-year supply of 30,300 total lots under control.

•
We raised additional capital in early 2014 through an equity offering and expanded our unsecured revolving credit facility ("Credit Facility") from $200 million to $400 million. In addition, in early 2015 we further expanded our Credit Facility to $500 million to ensure that Meritage has sufficient liquidity to continue to grow while maintaining a strong balance sheet.

Since we committed to building every home to meet or exceed ENERGY STAR® standards, the Environmental Protection Agency has recognized Meritage as an ENERGY STAR Partner of the Year every year since 2010. In 2013 and 2014, Meritage received ENERGY STAR'S® prestigious Partner of the Year for Sustained Excellence Award in recognition of our ongoing industry leadership in advancing energy-efficient building standards.
In addition to the financial and operational successes Meritage Homes experienced in 2014, the Company also enjoyed successes in establishing itself as a company that gives back and has been recognized for such efforts. In both 2013 and 2014, Meritage partnered with Operation Homefront to provide newly-built mortgage-free homes to military families through its Homes on the Homefront program. In addition, Meritage employees donated thousands of man-hours and significant financial support to Ronald McDonald House, Salvation Army, Habitat for Humanity, Toys for Tots and many other local and national charitable organizations, which we will continue to support through the Meritage Cares Foundation.
As mentioned, our executive compensation program is designed to be driven with a focus on pay-for-performance. More than half of our executives’ compensation is based on various performance metrics that are tied to Meritage’s operational goals. While overall NEO compensation has increased over the last several years, it has done so at a significantly slower pace than the overall improvement of the Company. The following graph illustrates CEO compensation as it relates to the improving performance of the Company.

*	Before deduction of CEO total compensation (as reflected in the Summary Compensation Table).

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward superior corporate performance both annually and over the long term while simultaneously striving to be externally competitive. We continually review our executive compensation program to ensure it reflects good governance practices and is in the best interests of stockholders. In 2013 and 2014 the Compensation Committee engaged POE Group as an independent compensation consultant to evaluate the terms of our NEO compensation programs as they relate to creating stockholder value as well as remaining competitive in the marketplace with the changing trends in NEO compensation, while meeting the below core objectives:
Pay for Performance
A substantial portion of the total potential compensation for each NEO is intended to be variable on a pay-for-performance basis. The terms of the performance-based compensation contemplated in each NEO’s employment agreement was based upon an assessment performed by POE Group of external market data to ensure that the compensation formula is competitive relative to the compensation paid by companies with which we compete for executive talent. This compensation is derived based on (i) the performance of the Company as a whole, as measured against our peer group and (ii) the officer’s role in the attainment of the Company’s performance goals.
Stock Ownership
We are committed to utilizing our compensation program to increase executive stock ownership over time. We believe that equity ownership directly aligns the interests of our executives with those of our stockholders and helps to focus our executives on long-term stockholder value creation. We award restricted stock and restricted stock units to our NEOs, as we believe such awards provide our NEOs with an incentive to continue to increase long-term stockholder value, even during periods of declining stock prices. We believe the granting of equity awards is an important retention tool and is widely used in our industry.
Recruiting and Retention
Due to the competitive nature of our industry, we are committed to providing total compensation opportunities that are competitive with, though not identical to, the practices of other large public homebuilders. We intend for our compensation program to be sufficiently aligned with industry practices so that we can continue to attract and retain outstanding executives who are motivated to help us achieve our mission.
Compensation Peer Group
As a member of the homebuilding industry, we predominantly compete for executive talent and have historically compared ourselves to other companies in our industry. Our previous peer group contained twelve companies, of which some were larger and some smaller than Meritage in terms of revenue and market capitalization. Since a limited number of homebuilders have revenue and market capitalization similar to ours, the Compensation Committee, with the assistance of POE Group, revised and expanded the peer group effective in 2014 to fourteen comparably sized companies selected from the homebuilding industry as well as the building products industry. The peer group companies fall within the following parameters:

•	0.4 times to 2.5 times our revenues, and

•	0.25 times to 4.0 times our market capitalization.
The peer group companies that were used in 2014 for executive compensation benchmarking and performance benchmarking are set forth below. We believe that this larger peer group provides an appropriate benchmark comparison for our Company.

●	Armstrong World Industries	●	M.D.C. Holdings
●	Beazer Homes USA	●	Quanex Building Products
●	Builders First Source	●	Ryland Group
●	Gibraltar Industries	●	Standard Pacific
●	Hovnanian Enterprises	●	Taylor Morrison Home
●	KB Home	●	Toll Brothers
●	Louisiana Pacific	●	USG
While market data is an important factor considered by the Compensation Committee when setting compensation, it is only one of multiple factors, and the amount paid to each executive may be more or less than the composite market predicted value based on the performance of the Company and the executive, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Compensation Committee deems important.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Best Practices
The best practices evidenced by our compensation programs and processes include:

WE DO		WE DO NOT
✓	Require a significant portion of the total compensation of our NEOs is determined based on performance tied to strategic objectives.	✗	Provide perquisites for our NEOs other than those limited to auto allowance, reimbursement of certain insurance premiums and other limited benefits.
✓	Have executive Stock Ownership Guidelines in place set at a multiplier of base salary.	✗	Reprice or replace stock options and other equity awards.
✓	Have a clawback policy permitting the recoupment of incentive bonuses in the event of a restatement of financial results resulting from willful misconduct or gross negligence of the applicable NEO.	✗	Allow hedging.
✓	Engage a compensation a consultant to provide an update on current compensation trends and to provide recommendations on our NEOs’ current compensation packages.	✗	Allow pledging, subject to certain limited grandfather provisions.
Our executive compensation policies and practices are designed to align our NEOs’ long-term interests with those of our stockholders via a pay-for-performance model. The charts below depict the 2014 percentage of compensation for our CEO and other NEOs that is fixed versus performance-based (from the summary compensation table on page 35:

*	Includes performance-based restricted stock awards and annual cash incentive compensation.
**	Represents average for NEOs other than the CEO.

Independent Compensation Consultant
In accordance with its Charter, the Compensation Committee has the sole authority to obtain advice and assistance from consultants, legal counsel, accounting and other advisers as appropriate. The Compensation Committee has the sole authority to retain and terminate any compensation consultant, counsel or adviser and to determine and approve the terms, costs and fees for such engagements. In 2013 and 2014, the Compensation Committee engaged POE Group as its independent compensation consultant. In engaging and retaining POE Group, the Committee took into consideration (i) the independence of and similar factors pertaining to POE Group as required by the New York Stock Exchange (NYSE), the Securities and

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COMPENSATION DISCUSSION AND ANALYSIS

Exchange Commission (SEC) and other applicable rules and regulations. Upon consideration of these factors, the Compensation Committee concluded that engaging POE Group did not present any conflicts of interest.
In connection with its engagement, POE Group provided information and advice regarding compensation philosophy and strategy; recommended peer group selection criteria as well as recommended potential peer companies; and consulted with the Compensation Committee on both long-term and short-term incentive compensation.

Compensation Program

The key components of our executive compensation program are base salary, annual incentive cash compensation and long-term equity incentive compensation. In addition, our NEOs have the opportunity to participate in our company-wide 401(k) plan, a deferred compensation plan, and to receive certain personal benefits, as described below. The employment agreements of our CEO and other NEOs are further described in this proxy under the section “—Employment Agreements in Effect for 2014.”
During 2013, the Compensation Committee undertook a holistic review of the executive compensation program with the assistance of our independent compensation consultant, POE Group. The program was analyzed with respect to the following strategic principles:

•	Alignment with key outcomes of our business strategies;

•	Appropriate balance of short- and long-term incentive award opportunity;

•	Provision of market-competitive total compensation opportunity within our industry and peer group;

•	Appropriate alignment with our stockholders by delivering a significant percentage of total compensation opportunity through equity;

•	Provision of performance criteria where a significant percentage of total compensation is at risk;

•	Transparency in the communication of plan design and performance goals to enhance understanding; and

•	Adherence to sound governance practices, including the prudent management of compensation risk.
Based on the results of the analysis, effective January 1, 2014, we adopted modifications to our NEO compensation program, including changes to both our annual cash incentive plan and long-term equity incentive compensation plans as outlined below.
Base Salary
The purpose of the base salary is to provide a fixed amount of cash compensation that is not variable and is generally competitive with market practices. Consistent with industry practice and our pay-for-performance objective, the base salary for each of our NEOs is designed to account for only a portion of their overall target compensation. As compared to our compensation peer group, we target our NEO salaries to be commensurate with other public homebuilders. We believe the NEO base salaries are appropriate based on the officers’ roles, responsibilities, experience and contributions to the company, as well as market data.
Annual Cash Incentive Compensation ("Non-Equity Incentive Plan")
In accordance with the terms of each NEO’s employment agreement, each NEO is eligible for annual cash incentive compensation. We believe our non-equity incentive plan focuses our NEO team on the most important short-term measures of our business, establishes a clear connection between performance and earned compensation, and provides greater transparency to our stockholders as to the operation of our non-equity incentive plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others. The annual incentive compensation is designed to generally comply with the requirements of Section 162(m) of the Code to allow for the tax deductibility of incentive compensation paid to our NEOs.
The specific details of each NEO’s 2014 incentive compensation are further described under the section “—Employment Agreements in Effect for 2014”.
Discretionary Bonuses
There were no discretionary bonuses awarded in 2013 or 2014.

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COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Equity Incentive Awards
Long-term incentives are intended to provide compensation opportunities based on the creation of stockholder value and an increase in our stock price. We award our NEOs restricted stock awards and in 2014 began awarding restricted stock units as part of our total equity compensation structure. We also award performance-based restricted stock awards to our NEOs, as further discussed below. The restricted stock unit and performance-based share awards generally have a three-year cliff vesting schedule.
In connection with our equity awards, we have also adopted equity ownership requirements as further discussed below in the section “—Security Ownership Requirements.”
The Compensation Committee believes that equity awards provide a strong long-term incentive for our NEOs (and other officers and employees) that, along with their stock ownership, helps to align the interests of management with our stockholders. The Compensation Committee believes that these equity-based awards provide the opportunity for our executives to benefit from strong equity performance and, particularly in the case of the restricted stock and restricted stock unit awards, the NEOs focus on balancing stability and preservation of stock value against being incentivized to potentially take on an imprudent level of additional risk to drive stock appreciation with more contingent equity awards such as stock options. The Company and the Compensation Committee also believe that an appropriate mix of cash compensation and non-cash compensation in the form of equity awards is necessary and appropriate because, among other reasons, equity-based awards do not require the use of our working capital. The Compensation Committee is mindful of the fact that equity awards represent an expense under generally accepted accounting principles and a cost to the Company and its stockholders in the form of dilution. Accordingly, we seek to achieve an appropriate balance between cash and non-cash compensation such that management is appropriately incentivized, our working capital and financial results are minimally affected and our stockholders do not experience undue dilution.
Other Compensation
The Compensation Committee does not believe in the extensive use of perquisites as a component of executive compensation. The Compensation Committee believes that the perquisites provided to our NEOs (above those received by all employees or officers in general) are limited, but help maintain the competitiveness of our compensation package as compared to our peer companies. The types of perquisites we provide to our NEOs generally consist of car allowances, and enhanced life and disability or long-term care insurance.
Tax Considerations
Section 162(m) of the Code limits the deductibility of executive compensation paid by publicly held corporations to $1 million for each NEO. The $1 million limitation generally does not apply to compensation that is paid pursuant to a performance-based plan approved by stockholders. Our intention is to comply with the requirements of Section 162(m) and generally maintain deductibility for executive compensation, although we reserve the right, as do most public companies, to make non-deductible payments where we determine it is in the best interests of Meritage and its stockholders.

Security Ownership Requirements
In 2006, we adopted security ownership requirements for our directors and certain executive officers and subsequently updated them in February 2015. The Board of Directors believes that these guidelines align the interests of our directors and executive officers with those of stockholders. Our directors, executive officers and certain senior officers are required to comply with ownership guidelines. The updated guidelines for our directors and NEOs are outlined below:

•	Directors, three times annual director fees (exclusive of committee or lead director fees),

•	CEO, ten times base salary, and

•	COO, CFO and General Counsel, two times base salary
In the case of the appointment of a new executive officer or director, they shall not be required to purchase stock in the open market in order to become compliant, rather until such compliance is achieved they may not sell or otherwise transfer any stock or stock equivalents except as may be necessary to pay any income tax withholdings required in connection with the vesting of any equity grants or awards. In order to enable our directors and officers to prudently manage their personal financial affairs, our policy provides that once compliance is obtained, subsequent changes in stock price will not affect their compliance with the guidelines.
For purposes of the stock ownership guidelines, stock is deemed “owned” for both directors and officers in the case of (a) shares owned outright, (b) beneficially-owned shares, (c) vested stock or stock equivalents, such as restricted stock or stock units, and (d) phantom shares allocated to an officer in the Company’s Non-Qualified Deferred Compensation Plan. Stock options, whether vested or not, do not count as stock “owned.” As of December 31, 2014, all officers and directors were in compliance with their respective security ownership requirements.

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COMPENSATION DISCUSSION AND ANALYSIS

Equity-Based Awards

Meritage has traditionally granted equity-based awards to directors, senior executive officers and other employees to provide a means for incentive compensation and to align the interests of management with the interest of Meritage’s stockholders. In 2007, the Company began to grant restricted stock awards to select employees and since 2009, all equity awards company-wide have been comprised of restricted stock and, since 2014, restricted stock units, as a means of providing sufficient incentive compensation, bringing it more in line with industry trends.
We have comprehensive policies relating to the granting of stock options and other equity-based awards. Following is a summary of key aspects of our policies:

•	All equity-based awards must be approved by the Compensation Committee.

•	All equity-based grants will be approved at formal meetings (including telephonic) of the Compensation Committee.

•	The grant date of such awards will be the date of the meeting (or a specified date shortly after the meeting).

•
The annual equity-based grant shall be approved at a regularly scheduled meeting of the Compensation Committee during the first part of the year, but generally after the annual earnings release. We believe that coordinating the main annual award grant after our annual earnings release will generally result in this grant being made at a time when the public is in possession of all material information about us.

•
The customary annual grant (including performance-based grants) to executive officers and directors shall generally occur approximately at the same time as the customary annual grant to other employees.

•
The Company shall not intentionally grant equity-based awards before the anticipated announcement of materially favorable news or delay the grant of equity-based awards until after the announcement of materially unfavorable news.

•	The Compensation Committee will approve equity-based grants only for persons specifically identified at the meeting by management.

Employment Agreements in Effect for 2014
In March 2014, we entered into amended employment agreements with our CEO and each of the other NEOs, and the Compensation Committee negotiated and approved the terms of each of these agreements. Each agreement is scheduled to expire on December 31, 2016 with automatic one-year extension renewal provisions. These renewal provisions extend the terms of the arrangements for one year unless on or before August 31 of any renewal term, the executive or the Company notifies the other that it wishes to terminate the agreement. Each of the employment agreements also includes a claw-back provision requiring the recovery by the Company of all or part of prior bonuses in the event the performance measure used to calculate the bonus is restated downward as a result of the executive’s willful misconduct or gross negligence. We may recover any such claw-backs through an offset to future awards payable under the employment agreement, or from the executive directly. All NEOs have non-solicitation covenants, and Mr. Hilton’s agreement also includes a non-compete covenant. Following is a description of the key provisions of the employment agreements between the Company and each of the NEOs.
Base Salary

	Named Executive Officer
	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis

Base Salary	$1,000,000	$600,000	$525,000	$500,000
Annual Cash Incentive Bonus
Each employment agreement entitles the executive officer to an annual cash incentive bonus based upon the achievement of certain performance goals established by the Compensation Committee of the Board of Directors. The amount of the target bonus and payout ranges for each officer is set forth below. The amount of the bonus to be paid is contingent upon the achievement of the performance criteria established by the Compensation Committee. Where the actual performance falls below the threshold level, no incentive bonus will be paid with respect to that performance goal. In addition to the financial performance goals established by the Compensation Committee, the Compensation Committee may also consider individual performance for certain officer positions as appropriate.

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COMPENSATION DISCUSSION AND ANALYSIS

The non-equity incentive plan has three performance measures, weighted 60%, 30% and 10%, respectively:

1.	Targeted EBITDA as adjusted for specific and pre-determined items (adjusted EBITDA);

2.	Targeted number of home closings; and

3.	Targeted customer satisfaction rating as determined by our third party rating agency.
We believe these metrics focus our NEO team on the most important short-term measures of our business, establish a clear connection between performance and earned compensation, and provide greater transparency to our stockholders as to the operation of our non-equity incentive plan. Each goal represents a fixed percentage of total potential compensation with each goal assessed separately from the others.
For each of the three performance measures noted above, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	An intermediate level of achievement at which incentive awards accelerate as the target is approached;

•	A target level of achievement associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
The relationship between the level of performance and associated payout with each level is reflected below. Where actual results fall between the performance levels set forth above, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Intermediate	Target (1)	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<80%	80%	90%	100%	110%
Payout as % of Target	—%	25%	50%	100%	200%
Customer Satisfaction Rating
Performance (as % of Goal)	<88%	88%	94%	100%	113%
Payout as % of Target	—%	25%	50%	100%	200%
(1) Target payouts for Messrs. Hilton, Seay, White and Davis are $2,500,000, $600,000, $600,000 and $1,000,000, respectively.
For purposes of determining the executives’ formula bonuses, “Adjusted EBITDA” means earnings before interest expense and interest amortized to cost of sales, taxes, depreciation and amortization (“EBITDA”) adjusted to exclude impairments, one-time bond, refinancing and offering costs, fair value accounting adjustments in association with acquisitions, and significant litigation settlement payments by the Company and similar costs associated with one-time extraordinary events as well as the deductions relating to the compensation of the NEOs. As discussed below, the Compensation Committee does from time to time award discretionary bonuses for additional efforts or achievements, although no discretionary bonuses were awarded to our NEOs in 2013 or 2014. Also, the annual cash incentive plan provides that the Compensation Committee has complete discretion to reduce the amount of the annual cash incentive bonus compensation based on any factors it deems appropriate or relevant.
Long-Term Incentive Awards
Each employment agreement entitles the executive officer to long-term incentive awards which consist of two equity delivery vehicles: where 50% of the long-term award opportunity will be provided through a performance-based award and 50% through a service-based award conditioned upon the continued employment for the NEO, subject to acceleration in certain events.
Performance Share Awards
The performance-based portion of the long-term incentive awards has three measures, weighted 40%, 30% and 30%, respectively:

1.	Three-year total shareholder return (“TSR”) relative to our peer group (as defined under the caption "—Compensation Peer Group — Compensation Philosophies and Objectives");

2.	Achievement of a targeted three-year cumulative earnings per share (“EPS”) goal; and

3.	Achievement of a targeted three-year average return on asset (“ROA”) goal.
The Compensation Committee selected these three measures for our long-term incentive awards as they believe they best align with our current shareholder interests of strong returns, increased profitability per share, and increased efficiency in generating profits from assets. Additionally, the three metrics are assessed from both relative and absolute measurement

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approaches providing internal and external performance perspective. Finally, the measures assess performance on a cumulative basis over three years, linking compensation opportunity to performance over an extended period.
For each of the three performance-based plan measures, our Compensation Committee has specified:

•	A threshold level of achievement below which no incentives will paid;

•	A target range level of achievement (e.g. between the low and high target) associated with a market-competitive incentive award; and

•	A maximum level of achievement above which incentives will not increase (payout ceiling).
Each metric is assessed separately from the others, and each may be adjusted for specific and pre-determined items. The relationship between the level of performance and the shares awarded with each level is reflected in the table below. Where actual results fall between the performance levels set forth below, payments will be calculated based on linear interpolation.

	Below Threshold	Threshold	Low Target	Target (1)	High Target	Maximum
EPS and ROA Leverage
Performance as % of Goal	<85%	85%	90%	100%	105%	115% or Greater
Shares Awarded as % of Target	—	50%	100%	100%	100%	150%
Relative TSR Leverage
Peer Group Percentile	<40%	40%	N/A	50%	65%	80% or Greater
Shares Awarded as % of Target	—%	50%	N/A	100%	125%	150%
(1) Total award value at target level is equal to $1,000,000, $450,000, $425,000 and $500,000 for Messrs. Hilton, Seay, White and Davis, respectively.
Restricted Stock Unit Awards
Each agreement entitles the executive officer to an annual grant of restricted stock units that cliff vest on the third anniversary of the date of grant. The number of restricted stock units to be granted to each executive officer will be equal to the dollar value specified for each executive officer in his employment agreement divided by the closing price of the Company’s stock on the grant date. The value of restricted stock units to be granted annually to each officer is $1,000,000, $450,000, $425,000 and $500,000 for Messrs. Hilton, Seay, White and Davis, respectively.
Other Benefits
Each employment agreement provides the executive officer with certain specified other benefits. With respect to Mr. Hilton, he is entitled to receive payments annually to purchase life insurance in the amount of $5,000,000; disability and/or long-term care insurance with monthly benefits of $20,000; reimbursement for business use of his airplane at an amount equal to comparable charter rates; and the use of a Company car. With respect to Messrs. Seay, White and Davis, they are entitled to receive payments annually for life insurance in the amount of $3,000,000 and disability and/or long-term care insurance with monthly benefits of $20,000 and an auto allowance.
Termination Provisions:
Each employment agreement provides for certain payments upon termination of employment, including voluntary resignation, resignation by the officer for good reason, termination by the Company, with and without cause, death or disability, and retirement. A summary of the key termination provisions of each executive officer’s employment agreement is outlined beginning on page 38.

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COMPENSATION DISCUSSION AND ANALYSIS

Discussion of NEO Compensation
Following is a discussion of the compensation paid, awarded or earned in 2014 to the Company’s CEO and NEOs.
Our NEOs were compensated in 2014 pursuant to the terms of their respective employment agreement in effect during 2014, which provided for a base salary, an annual cash incentive bonus based on Company performance, if earned, equity grants and other customary executive benefits.
Under these agreements, a substantial portion of the NEOs potential compensation was performance-based to align their goals and efforts with the interests of our stockholders.
Salary. In accordance with the terms of their respective employment agreements, each NEO was paid a base salary as outlined below:

	Named Executive Officer
	Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis

Base Salary	$1,000,000	$600,000	$525,000	$500,000
Restricted Stock Granted. In 2014, Messrs. Hilton, Seay, White and Davis were granted awards of 21,930, 9,868, 9,320 and 10,965 of restricted stock units, respectively, and an equal amount of targeted performance shares pursuant to the terms set forth in their respective employment agreements as outlined beginning on page 28. The service-based shares cliff vest on the third anniversary of the date of grant. The performance shares also vest on the third anniversary of the date of grant, subject to the achievement of the cumulative three-year performance measures for the 2014-2016 period. The table below illustrates the potential share awards through the performance share plan for 2014 at threshold, target and maximum performance levels for each NEO based on the established performance metrics. For discussion of the restricted stock and performance-based stock that vested during in 2014, see footnote (1) to the 2014 Option Exercises and Stock Vested table on page 37.

Name and Principal Position	Award Fair Value (at Target level) ($)	Threshold (Shares) (#)	Target (Shares) (#) (1)	Maximum (Shares) (#)
Steven J. Hilton	$1,000,000	10,965	21,930	32,895
Larry W. Seay	$450,000	4,934	9,868	14,802
C. Timothy White	$425,000	4,660	9,320	13,980
Steven M. Davis	$500,000	5,483	10,965	16,448
(1)Number of shares based on a grant price of $45.60, the closing stock price on the date of grant.

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COMPENSATION DISCUSSION AND ANALYSIS

Cash Incentive Bonus. For 2014, each NEO received cash performance-based bonuses pursuant to the terms set forth in their respective employment agreement as outlined beginning on page 28 in this proxy statement and according to the metrics set forth below.
ACTUAL RESULTS FOR 2014 ANNUAL INCENTIVE COMPENSATION:

		Named Executive Officer
Actual Results		Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis

Adjusted EBITDA (in millions) (60%)
Actual Results		$272,429	$272,429	$272,429	$272,429
Target	≥	$248,104	$248,104	$248,104	$248,104
Target Bonus $		$1,500,000	$360,000	$360,000	$600,000
NEO Payout % (1)		198.0%	198.0%	198.0%	198.0%
NEO Payout $		$2,970,674	$712,962	$712,962	$1,188,269

Number of Home Closings (30%)
Actual Results		5,862	5,862	5,862	5,862
Target	≥	5,668	5,668	5,668	5,668
Target Bonus $		$750,000	$180,000	$180,000	$300,000
NEO Payout % (1)		134.2%	134.2%	134.2%	134.2%
NEO Payout $		$1,006,704	$241,609	$241,609	$402,682

Customer Satisfaction Rating (10%)
Actual Results		90	90	90	90
Target	≥	80	80	80	80
Target Bonus $		$250,000	$60,000	$60,000	$100,000
NEO Payout % (1)		200.0%	200.0%	200.0%	200.0%
NEO Payout $		$500,000	$120,000	$120,000	$200,000

Total NEO Payout $ (2)		$4,477,378	$1,074,571	$1,074,571	$1,790,951
(1) See the table provided on page 29 of this proxy statement for additional information related to the payout percentages as they relate to the targets.
(2) In addition to the three company-based measures above that apply to all NEOs, our program may also consider individual performance for certain executive positions as appropriate.
The Company’s actual adjusted EBITDA, number of home closings and customer satisfaction ratings exceeded the targets set. Accordingly, each NEO qualified for payment between the target and maximum payment amounts or at the maximum payment amount based on the linear interpolation of actual results as compared to the targets set for each metric.
Other Benefits. The Company also provided other benefits consistent with our normal executive employment arrangements. These benefits are detailed in the All Other Compensation Table included in this proxy statement.

MERITAGE HOMES | 2015 Proxy Statement 32

COMPENSATION DISCUSSION AND ANALYSIS

2015 Developments
NEO Compensation
In the November 2014 meeting of the Compensation Committee, an updated study from POE Group was reviewed and based on that study, other than as noted below no changes to the NEO compensation program were deemed warranted.

1.
The peer group for the TSR portion of performance based long-term incentive awards was revised to include only homebuilders. The peer group for overall compensation is unchanged with the previously disclosed 14 companies. The updated TSR peer group effective January 1, 2015 is set forth below:

●	Beazer Homes USA	●	Ryland Group

●	Hovnanian Enterprises	●	Standard Pacific

●	KB Home	●	Taylor Morrison Home

●	M.D.C. Holdings	●	Toll Brothers
2. For 2015 annual cash incentive bonuses, the performance metrics and payout levels for the Adjusted EBITDA and number of home closings performance goals were revised as set forth below. There were no adjustments to the 2015 customer satisfaction rating metrics from the 2014 metrics.

	Below Threshold	Threshold	Intermediate	Target (1)	Maximum
Adjusted EBITDA and Number of Home Closings
Performance (as % of Goal)	<82%	82%	91%	100%	105%
Payout as % of Target	—%	25%	50%	100%	200%
(1) Target payouts for Messrs. Hilton, Seay, White and Davis remain $2,500,000, $600,000, $600,000 and $1,000,000, respectively.
3. For 2015 long-term equity incentive awards, the performance metrics and payout levels for the EPS and ROA performance goals were revised as set forth below. There were no adjustments to the 2015 TSR metrics from the 2014 metrics.

	Below Threshold	Threshold	Low Target	Target (1)	High Target	Maximum
EPS Leverage
Performance as % of Goal	<82%	82%	94%	100%	107%	121% or Greater
Shares Awarded as % of Target	—	50%	100%	100%	100%	150%
ROA Leverage
Peer Group Percentile	<90%	90%	97%	100%	104%	110% or Greater
Shares Awarded as % of Target	—	50%	100%	100%	100%	150%
(1) Award values at target level remain $1,000,000, $450,000, $425,000 and $500,000 for Messrs. Hilton, Seay, White and Davis, respectively.
Minimum Shareholding Requirements for NEOs and Senior Officers
In February 2015, updated security ownership requirements were put into place for our NEOs and new security ownership guidelines were put into place for certain senior officers as demonstrated in the table below. The updated holding requirements are effective beginning in 2016.

Position	2014 Holding Requirement	Updated Holding Requirement

CEO	4x	10x
COO, CFO, and General Counsel	1x	2x
Senior Officer	N/A	1x
Director	3x	3x
Holding requirements are calculated as a percentage of base salary, or in the case of Directors, as a percentage of their annual retainer.

MERITAGE HOMES | 2015 Proxy Statement 33

EXECUTIVE COMPENSATION COMMITTEE REPORT

The following Executive Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference to any Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this report.
Executive Compensation Committee Report
The Executive Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE EXECUTIVE COMPENSATION COMMITTEE
Raymond Oppel—Chairman Peter L. Ax Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

MERITAGE HOMES | 2015 Proxy Statement 34

COMPENSATION OF OFFICERS AND DIRECTORS

Compensation of Officers and Directors
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Steven J. Hilton,	2014	1,000,000	—	2,026,507	4,477,378	36,687	7,540,572
Chairman and CEO(1)	2013	1,017,500	—	2,128,000	4,090,282	38,274	7,274,056
	2012	1,017,500	—	999,000	1,719,745	30,421	3,766,666
Larry W. Seay,	2014	600,000	—	911,885	1,074,571	62,248	2,648,704
EVP and CFO	2013	500,000	—	1,064,000	991,583	58,183	2,613,766
	2012	500,000	50,000	666,000	416,908	53,444	1,686,352
C. Timothy White,	2014	525,000	—	861,243	1,074,571	53,985	2,514,799
EVP, General Counsel	2013	525,000	—	1,064,000	743,688	57,106	2,389,794
and Secretary	2012	525,000	125,000	666,000	312,681	67,872	1,696,553
Steven M. Davis,	2014	500,000	—	1,013,254	1,790,951	47,554	3,351,759
EVP and COO	2013	500,000	—	1,064,000	1,311,323	50,841	2,926,164
	2012	500,000	—	666,000	677,475	46,045	1,889,520

(1)
All compensation is for Mr. Hilton’s services in his capacity as the Chairman and Chief Executive Officer of the Company. Mr. Hilton did not receive any separate compensation for his services as a Director.

(2)	Amounts represent discretionary bonuses awarded by the Compensation Committee for 2012 and were paid in 2013.

(3)
The non-vested share (restricted stock and restricted stock unit) grants have a fair value equal to the closing price of our stock on the date of the grant, in accordance with the requirements of Accounting Standards Codification Subtopic (“ASC”) 718. For the TSR portion of performance-based shares, fair value is equal to the valuation from the third party Monte Carlo analysis prepared in conjunction with the 2014 grants. Balance includes all restricted stock and restricted stock units awards granted in the year to our NEOs and not the prorated share of all unvested grants in prior years that vested in the current year. See Note 10 “Stock Based Compensation” of our Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K for discussion of assumptions used for computing the fair value of awards granted. For the performance-based share award components included in this column, the amounts represent the grant-date fair value assuming all three performance measures are achieved (i.e., total shareholder return, targeted three-year cumulative EPS, and targeted three-year average return on assets).  The value of the performance share awards reported in the Summary Compensation Table assumes achievement of the target level of performance. The grant date fair value at the maximum performance level for the performance share awards in 2014 is $1,539,749, $692,856, $654,376 and $769,875 for Messrs. Hilton, Seay, White and Davis, respectively.  Additional detail is also provided in the “Grant of Plan-Based Awards” table.

(4)
Non-equity plan compensation earned in 2013 and 2014 was paid subsequent to each respective year-end. Non-equity plan compensation earned in 2012 was partially paid in 2012 with $1,461,225, $354,236, $256,677 and $575,634 for Messrs. Hilton, Seay, White and Davis, respectively, with the balance being paid subsequent to year-end.

(5)	See following table for more detail:
All Other Compensation Table
Year Ended December 31, 2014

Name	Health and Insurance Premiums ($)(1)	401(k) Match ($)	Car Allowance ($)	Other ($)(2)	Total All Other Compensation ($)
Steven J. Hilton	27,947	6,240	—	2,500	36,687
Larry W. Seay	33,156	6,240	14,400	8,452	62,248
C. Timothy White	30,845	6,240	14,400	2,500	53,985
Steven M. Davis	23,313	6,240	14,400	3,601	47,554

(1)	Includes: (i) employer portion of benefits provided to all employees and (ii) life and disability insurance premiums as contemplated in each NEO’s employment agreement if such elections were made.

(2)	Other represents the income gross-up to reflect tax consequences of spousal travel and the reimbursement of attorney fees related to the preparation of the restated employment agreements in 2014.

35 MERITAGE HOMES | 2015 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

2014 Grants of Plan-Based Awards

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven J Hilton, Chairman and CEO	2/12/2014				—	—	—	21,930	1,000,008
	2/12/2014				10,965	21,930	32,895	—	1,026,499
		625,000	2,500,000	5,000,000
Larry W. Seay, EVP and CFO	2/12/2014				—	—	—	9,868	449,981
	2/12/2014				4,934	9,868	14,802	—	461,904
		150,000	600,000	1,200,000
C. Timothy White, EVP, General Counsel and Secretary	2/12/2014				—	—	—	9,320	424,992
	2/12/2014				4,660	9,320	13,980	—	436,251
		150,000	600,000	1,200,000
Steven M. Davis, EVP and COO	2/12/2014				—	—	—	10,965	500,004
	2/12/2014				5,483	10,965	16,448	—	513,250
		250,000	1,000,000	2,000,000

(1)	Actual non-equity incentive plan payouts for 2014 are discussed in the section under the caption —"Discussion of NEO Compensation".

(2)	Equity incentive awards granted in 2014 have a three-year cliff vest.

(3)
Restricted stock units have a fair value equal to the closing price of our stock on the date of grant in accordance with the requirements of ASC 718. The grant-date fair value amounts relating to the performance share awards represent the grant-date fair value assuming all three performance measures are achieved. Grant date fair value for the TSR portion of awards is based on a Monte-Carlo model to assess fair value as of the date of grant. Grant date fair value for the EPS and ROA awards is calculated as of the closing stock price on the date of grant.

Outstanding Equity Awards at 2014 Fiscal Year-End

	Option Awards				Stock Awards
								Equity Incentive Plan Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares of Units of Stock that Have Not Vested (5)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(4)	Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Steven J Hilton, Chairman and CEO	20,000	—	$13.69	1/2/2015
	139,840	—	$19.90	5/19/2015
					84,430	(1)(3)	$3,038,636	46,930	$1,689,011
Larry W. Seay, EVP and CFO	—	—	—	—	47,368	(2)(3)	$1,704,774	22,368	$805,024
C. Timothy White, EVP, General Counsel and Secretary	—	—	—	—	46,820	(2)(3)	$1,685,052	21,820	$785,302
Steven M. Davis, EVP and COO	—	—	—	—	48,465	(2)(3)	$1,744,255	23,465	$844,505

(1)	Remaining unvested shares vest 18,750 on February 10, 2015, 25,000 on February 13, 2016 and 21,930 on February 12, 2017. See also Notes (3) and (5) below.

MERITAGE HOMES | 2015 Proxy Statement 36

COMPENSATION OF OFFICERS AND DIRECTORS

(2)
Remaining unvested shares vest as follows: 12,500 each on February 10, 2015 and February 13, 2016 for Messrs. Seay, White and Davis. In addition, on February 12, 2017, units vest as follows: 9,868 for Mr. Seay, 9,320 for Mr. White and 10,965 for Mr. Davis. See also Notes (3) and (5) below.

(3)
Includes performance-based shares that satisfied performance criteria as of December 31, 2014 and vested on February 10, 2015 (18,750 for Mr. Hilton, and 12,500 each for Messrs. Seay, White and Davis).

(4)
Represents performance-based restricted stock that vests 25,000 on February 13, 2016 and 21,930 on February 12, 2017 for Mr. Hilton. For Messrs. Seay, White and Davis, represents performance-based shares that vests 12,500 each on February 13, 2016 and 9,868, 9,320 and 10,965 on February 12, 2017 for Messrs. Seay, White and Davis, respectively. The vesting of all shares is subject first to the satisfaction of specific performance criteria. See additional discussion regarding these performance share awards in footnotes (2) and (3) in the 2014 Grants of Plan-Based Awards table included in this proxy statement. The grant date fair value reported for the performance share awards assumes achievement of target level performance.  For information about the grant date fair value assuming performance at the maximum level, see footnote (3) to the Summary Compensation Table on page 35.

(5)	Computed as the number of shares or units of stock that have not yet vested multiplied by the closing price of the Company’s stock on December 31, 2014 of $35.99.
2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Steven J Hilton, Chairman and CEO	—	$—	37,500	$1,708,500
Larry W. Seay, EVP and CFO	10,695	$352,923	25,000	$1,139,000
C. Timothy White, EVP, General Counsel and Secretary	—	$—	25,000	$1,139,000
Steven M. Davis, EVP and COO	—	$—	25,000	$1,139,000

(1)
In connection with the grant of their 2011 grants of restricted stock 18,750 restricted shares for Mr. Hilton and 12,500 shares each for Messrs. Seay, White and Davis vested in February 2014. In addition, equal amounts of shares of performance-based restricted stock vested in February 2014 as a result of exceeding the performance targets for awards granted in 2011, summarized as follows:

		Named Executive Officer
Actual Results (dollars in thousands)		Steven J. Hilton	Larry W. Seay	C. Timothy White	Steven M. Davis

Adjusted Pre-Tax Income
Actuals		$229,116	$229,116	$229,116	$229,116
Target	≥	$117,459	$117,459	$117,459	$117,459
Shares Vested		6,250	4,166	4,166	4,166

Adjusted General & Administrative Expenses
Actuals		$218,274	$218,274	$218,274	$218,274
Target	≤	$267,508	$267,508	$267,508	$267,508
Shares Vested		6,250	4,167	4,167	4,167

Customer Satisfaction Rating
Actuals		87.20	87.20	87.20	87.20
Target	≥	80.00	80.00	80.00	80.00
Shares Vested		6,250	4,167	4,167	4,167

Total Shares Vested		18,750	12,500	12,500	12,500

37 MERITAGE HOMES | 2015 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Nonqualified Deferred Compensation Plans
In 2013, we began to offer a non-qualified deferred compensation plan (“deferred compensation plan”) to our NEOs as well as other highly compensated employees in order to allow them additional pre-tax income deferrals above and beyond the limited caps that qualified plans, such as 401(k) plans, impose on highly compensated employees. The deferred compensation plan allows eligible participants to defer up to 50% of their base salary and up to 75% of their qualifying bonus and performance-based compensation.  The deferred compensation plan also allows for discretionary employer contributions, although to date all contributions to the plan have been funded by the employees and we do not currently offer a contribution match. Employee deferrals are deemed 100% vested upon contribution.  Distributions from the Plan will be made upon retirement, either in a lump sum or annual installments for up to ten years commencing upon normal retirement (age 65).  Distributions may also be made upon death, separation of service or upon the occurrence of an unforeseeable emergency.

Participants in the deferred compensation plan are entitled to select from a wide variety of investments available under the plan and will be allocated gains or losses based upon the performance of the investments selected by the participant.  All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances.  In 2015, we amended the deferred compensation plan to allow officers that are subject to our security ownership guidelines to allocate their annual incentive compensation bonuses to a Meritage Homes Corporation phantom stock investment vehicle.  The below table reflects activity for our NEOs in the deferred compensation plan during 2014.

Executive Officer	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
C. Timothy White, EVP, General Counsel and Secretary	$131,250	—	$4,543	—	$135,793
Steven M. Davis, EVP and COO	$306,132	—	$30,958	—	$428,873

(1)	These amounts reflect compensation the NEOs earned in our 2014 fiscal year that they have voluntarily deferred and are included in the Summary Compensation Table.

(2)	Meritage does not provide matching contributions.

(3)	These amounts do not include any above-market or preferential earnings. Accordingly, these amounts are not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change of Control Summary
During 2014, we entered into amended employment agreements and change of control agreements with our CEO and each of our other NEOs. Under the terms of these agreements, our CEO and other NEOs are entitled to severance payments and other benefits in the event of certain types of terminations. These benefits can include cash payments, continuation of insurance benefits and the acceleration of outstanding stock options, restricted shares and restricted stock units.
Following is a summary of the severance provisions contained in the employment agreements and change of control agreements between the Company and its NEOs that were in effect on December 31, 2014.

MERITAGE HOMES | 2015 Proxy Statement 38

COMPENSATION OF OFFICERS AND DIRECTORS

Employment Agreements—Severance Benefits
Each employment agreement provides the executive with severance benefits in certain situations upon his termination of employment. Following is a summary the potential severance payments and benefits depending on the reason for termination.

	Voluntary Resignation by Officer Without Good Reason	Voluntary Resignation by Officer With Good Reason (1) (4)	Termination by the Company Without Cause (1) (4)	Termination by the Company With Cause	Death or Disability	Retirement (1) (2)
Base salary and paid time off through date of termination	X	X	X	X	X	X
Annual cash incentive awards, performance share awards and restricted stock unit awards earned in a previous year but not yet paid	X	X	X	X	X	X
Pro-rata annual cash incentive bonus for period in which termination occurs		X	X			X
Target bonus for the performance period in which the termination occurs (5)					X
Certain previously granted time based awards and restricted stock units that are outstanding shall immediately vest and become unrestricted		X	X		X	X
Performance shares awarded shall be delivered and shall continue to vest subject to achievement of specified performance goals		X	X			X
Previously granted performance based restricted stock units that have not vested will immediately vest and become unrestricted following the end of the applicable performance period based on actual performance achieved
		X	X			X
Target number of previously granted performance based restricted stock awards that have not vested will immediately vest and become unrestricted (5)					X
Any outstanding stock options shall vest and remain exercisable for the remainder of the original term		X	X		X	X
Payment for health coverage equal to 150% of monthly COBRA premium		X	X		X
Severance payment equal to the sum of (A) two times the executive officer’s base salary on the date of termination and (B) two times the higher of (x) the average of the bonus compensation paid to the executive officer for the two years prior to his termination of employment or (y) the annual bonus paid to the executive officer for the year preceding the date of termination (3) (6)
		X	X

(1)
Mr. Hilton shall render reasonable consulting services during the 24-month period following termination. Messrs. Seay, White and Davis shall render reasonable consulting services during the 12-month period following termination.

(2)
In order to qualify for the above retirement termination benefits, in addition to any time restrictions as contemplated in each individual employment agreement, executive must complete 15 cumulative years as a named executive officer or member of the board.

(3)	In the case for Messrs. Seay, White and Davis for termination without cause, the severance payment has a multiple of one in the calculation.

(4)	Mr. Hilton's severance payment may not be less than $5 million and may not exceed $10 million. Messrs. Seay, White and Davis' severance payments may not exceed $2 million each.

(5)
For the 2014 performance period, the annual incentive bonus and performance share compensation will be equal to the actual performance results. Target compensation amounts as referenced above are paid out for performance periods beginning on or after January 1, 2015.

(6)
Bonus compensation is determined as the greater of (a) the actual bonus paid to executive or (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

39 MERITAGE HOMES | 2015 Proxy Statement

COMPENSATION OF OFFICERS AND DIRECTORS

Change of Control Agreements—Severance Benefits

General Terms
Termination Date: Effective so long as executive is employed by the Company
Triggering Event: Pursuant to each executive’s change of control agreement, each executive is entitled to severance benefits if (i) his employment is terminated by the Company without Cause at anytime within 150 days prior to or within two years following a Change of Control or (ii) the executive terminates his employment for Good Reason at any time within two years following a Change of Control.
Severance Benefits

•
For Mr. Hilton, the severance payment is equal to the sum of (i) three times the higher of (x) Mr. Hilton’s annual base salary on the date of termination or (y) his base salary on the date preceding the Change of Control and (ii) three times the highest of (x) Mr. Hilton’s average annual incentive compensation* for the two years prior to termination of employment or (y) his annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payment for Mr. Hilton in the event of a Change of Control may not exceed $15 million.

•
For Messrs. Seay, White and Davis, the severance payment is equal to the sum of (i) two times the higher of (x) the executive’s annual base salary on the date of termination or (y) the executive’ base salary on the date preceding the Change of Control and (ii) two times the highest of (x) the executive’s average annual incentive compensation* for the two years prior to termination of employment or (y) the executive’s annual incentive compensation* for the year preceding the year in which the Change of Control occurred. The severance payments for Messrs. Seay, White and Davis in the event of a Change of Control may not exceed $6 million.

•
For all NEOs (including the CEO) any restricted stock, options and other equity-based awards shall become immediately accelerated and fully vested and exercisable and all restrictions on restricted stock awards shall immediately lapse.

In addition, the Company will provide each NEO payment for health coverage continuation for 18 months equal to 150% of the premium cost as well as payment for disability/long-term care insurance coverage continuation for 24 months equal to 150% of the premium cost.
* Incentive compensation is determined as the sum of (a) the actual incentive compensation paid to executive and (b) the fair value on the date of grant of the shares of restricted stock, stock options and other equity-based awards that become vested in such year of termination.

Other Matters Regarding the Employment Agreements and Change of Control Agreements
The terms “Good Reason”, “Cause” and “Change of Control” are defined in the employment and change of control agreements.
All severance payments under the employment agreements and change of control agreements are conditioned upon the delivery and non-revocation of a customary release by the executive in favor of the Company.
Each executive’s employment agreement and change of control agreement is structured so that the executive is entitled to the greater benefit under the two agreements, but is not entitled to duplicative benefits.
Each of the employment agreements and change of control agreements include customary provisions concerning the timing, limitation and alteration of payments to comply with Section 409A of the Internal Revenue Code.
Consistent with the SEC’s rules and regulations concerning executive compensation disclosure, the potential value of each executive’s benefits assumes that the termination occurred on December 31, 2014, and with a closing stock price of $35.99 on the last business day of 2014. The benefit derived from the acceleration of stock vestings was computed based on the closing price of our stock on the last day of 2014 for each equity award affected. Total termination benefits represent payments for severance, non-compete and non-disclosure covenants. This summary reflects the terms of the NEOs’ employment and change of control agreements that were in effect on December 31, 2014.

MERITAGE HOMES | 2015 Proxy Statement 40

COMPENSATION OF OFFICERS AND DIRECTORS

Executive Officer	Voluntary Termination by Executive Without Good Reason(1)(2)	Voluntary Termination by Executive With Good Reason(1)(2)	Termination By Company Without Cause(1)(2)	Death or Disability(1)(2)	Retirement(3)	Change of Control(1)(2)
Steven J. Hilton	$—	$14,759,655	$14,759,655	$7,259,655	—	$19,803,528
Larry W. Seay	$—	$4,532,491	$4,124,074	$3,132,491	—	$6,988,997
C. Timothy White	$—	$4,502,919	$3,771,607	$3,102,919	—	$6,201,285
Steven Davis	$—	$4,619,269	$4,430,592	$3,619,269	—	$7,387,562

(1)
The actual expense that would be recognized by the Company in the event of a severance event may differ materially from the numbers presented in the table above as a result of the required computation in accordance with generally accepted accounting principles for stock compensation expense.

(2)
The amounts presented do not include cash bonuses earned for fiscal 2014, but not paid as of December 31, 2014. Cash bonuses earned and not paid are presented separately as 2014 compensation in the Summary Compensation table on page 35.

(3)	As of December 31, 2014, none of the NEOs were retirement benefit eligible.

Director Compensation
In 2014, our non-employee directors received an annual retainer of $50,000, committee chairmen received an additional annual payment of $15,000, and other committee members received an additional payment of $10,000, with the exception of Land Committee, as there is currently no compensation paid for service on this transaction-based committee, which meets at irregular intervals. The lead director received an additional $40,000 annually. In addition, during 2014, each of our directors (other than Mr. Hilton) received a grant of 6,000 shares of restricted stock, which cliff vest on February 12, 2017. For 2015, the fees for committee chairmen increased from $15,000 to $20,000 and the annual restricted stock grant decreased from 6,000 shares to 4,000 shares.  In addition, in 2015 the Board of Directors approved a new program feature that in the event a Director with 10 or more years of service with the Company resigns, retires or is not re-elected, all outstanding unvested shares from 2015 forward will accelerate with vesting effective upon departure from the Board (existing outstanding unvested shares are not subject to this acceleration provision).
The 2014 director compensation is set forth below:

Name	Annual Retainer Fees Earned or Paid in Cash ($)	Annual Committee Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Robert G. Sarver	50,000	—	273,600	—	323,600
Raymond Oppel	50,000	35,000	273,600	—	358,600
Peter L. Ax	50,000	75,000	273,600	—	398,600
Richard T. Burke, Sr.	50,000	30,000	273,600	—	353,600
Gerald Haddock	50,000	35,000	273,600	—	358,600
Dana Bradford	50,000	30,000	273,600	—	353,600
Michael R. Odell	50,000	30,000	273,600	—	353,600

(1)
See Note 10 “Stock Based and Deferred Compensation” of our Consolidated Financial Statements included in our 2014 Annual Report on Form 10-K for discussion of the assumptions used for computing the fair value of awards granted. As required, the calculation is equal to the fair value of the award multiplied by the total number of awards granted in 2014, not the proportionate share of all existing unvested awards that vested in the current year.

(2)
As part of the reimbursement to directors for out-of-pocket expenses incurred in attending Board and committee meetings, we reimburse certain directors for charter aircraft service or other travel and lodging-related expenses. During 2014, we made reimbursements of approximately $9,000, $6,000, $4,000 and $4,000 to Messrs. Haddock, Oppel, Bradford and Odell, respectively.

41 MERITAGE HOMES | 2015 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes our equity compensation under all of our equity compensation plans as of December 31, 2014:

Plan Category	(a) Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)(2)
Equity compensation plans approved by stockholders	1,255,714	$2.70	1,629,767
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,255,714	$2.70	1,629,767

(1)	Balance includes 181,440 options, 903,441 time-based restricted stock awards, and 170,833 performance-based restricted stock awards.

(2)
The number of securities remaining available for issuance is comprised of shares under our Plan as defined in our annual report on Form 10-K. In addition to stock options, stock appreciation rights and performance share awards, the Plan allows for the grant of restricted stock shares. Under the Plan, awards other than stock options and stock appreciation rights are counted against the shares available for grant as 1.38 shares for every one share issued in connection with such awards.

MERITAGE HOMES | 2015 Proxy Statement 42

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance
Executive officers, directors and “beneficial owners” of more than ten percent of our common stock must file initial reports of ownership and changes in ownership with the SEC under Section 16(a) of the Exchange Act. SEC regulations require these reporting persons to furnish us with copies of all Forms 3, 4 and 5, and amendments thereto, that they file with the SEC. Each of Messrs. Hilton, Seay, White and Davis failed to timely file one Form 4. Each non-timely Form 4 related to a single performance share award entitling the officer to a contingent right to receive one share of MTH common stock if certain performance conditions are achieved. The late filing resulted from a misapplication of the SEC's interpretation of the treatment of performance share awards for Section 16 reporting purposes. Other than the above-mentioned filings, based solely on our review of the copies of such forms furnished to us, or representations that no forms were required, we believe that during 2014 all of our officers, directors and greater than ten percent beneficial owners complied with all filing requirements of Section 16(a) of the Exchange Act.

43 MERITAGE HOMES | 2015 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions
Meritage maintains a written policy concerning conflict of interest transactions that generally applies, among other things, to transactions between the Company and related persons, including employees, officers and directors and applies to direct and indirect relationships and transactions. Because of the nature of our business, which involves the ownership, development, construction and sale of real estate and single family homes, our policy was carefully constructed to capture transactions and relationships between the Company or its competitors, and related persons and relationships between employees, directors, suppliers, vendors, subcontractors (“trades”) and others. At the same time, we were mindful to not inadvertently create the potential for conflicts relating to transactions that are primarily of a personal nature and do not involve the Company, or conflict with its business (for example, the construction of a vacation home or the purchase of a home from the Company pursuant to our home purchase policy that is available to most employees).
For transactions not exempted from the policy, Meritage’s policy requires that designated members of senior management must review and approve any transaction between a covered person (e.g., employees, officers and directors) and the Company, or between a covered person and a trade contractor. The policy provides that the Company’s legal and internal audit departments are to be involved in the review and approval process. For transactions involving directors or senior executive officers (including the officers named in this proxy statement), the proposed transaction must be approved in advance by the Audit Committee of the Board of Directors. Real estate transactions between the Company and related persons are subject to strict scrutiny.
Each of the transactions listed below was approved by the Audit Committee of the Board of Directors pursuant to the policy.
During 2014, 2013 and 2012, we chartered aircraft services from companies in which Mr. Hilton has a significant ownership interest, as allowed by his employment agreement. Payments made to these companies were as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Air Charter Services	$211	$359	$330
During 2009, we entered into an FDIC insured bank deposit account agreement with Alliance Bank of Arizona (“Alliance Bank”) through the Certificate of Deposit Account Registry Service (“CDARS”). In 2012, we entered into an additional FDIC insured bank deposit account agreement with Alliance Bank through the Insured Cash Sweep Service (“ICS”). CDARS and ICS are accepted and recognized services through which participating banks may accept and provide FDIC insurance coverage for large deposits that would otherwise exceed FDIC insurance limits (currently $250,000) by placing, as custodian for the deposit customer (Meritage), that portion of the deposit exceeding FDIC insurance limits with other CDARS and ICS banks participating in the programs such that for FDIC insurance purposes, the deposit is divided into insured amounts and deposited with other network banks to allow for full FDIC coverage. CDARS and ICS deposits differ in that ICS deposits may offer “on demand” withdrawals whereas CDARS are certificates of deposits with pre-determined maturity dates and interest rates. Alliance Bank has divided these amounts into FDIC insured amounts deposited with other CDARS and ICS participating FDIC insured institutions. We do not pay any separate fees to Alliance Bank for these programs. Rather, Alliance Bank receives a small fee from the other CDARS and ICS institutions for certain funds placed. Robert Sarver, a Meritage director, is a director and the chief executive officer of Western Alliance Bancorporation, the parent company of Alliance Bank. In addition, Steven Hilton, our Chairman and CEO is also a director of Western Alliance Bancorporation. We placed cash deposits through Alliance Bank as the CDARS custodian or relationship bank and as the ICS custodian or relationship bank and earned market-rate interest on deposits pursuant to the CDARS and ICS programs as follows (in thousands):

	As of December 31,
	2014	2013	2012
CDARS	$10	$89,500	$102,100
ICS	$1	$157,500	$84,200

	Year Ended December 31,
	2014	2013	2012
Interest Earned	$430	$654	$687

MERITAGE HOMES | 2015 Proxy Statement 44

INDEPENDENT AUDITORS

Independent Auditors
Deloitte & Touche LLP serves as our principal independent registered public accounting firm. We expect representatives of Deloitte & Touche LLP to be present at our Annual Meeting of Stockholders to respond to appropriate questions, and they will be given an opportunity to make a statement if they desire to do so.
The following table presents fees for professional accounting services rendered by our principal accountant for the audit of our annual financial statements for 2014 and 2013, and fees billed for other services rendered.

	2014	2013
Audit fees(1)	$1,109,100	$1,049,800
Audit-related fees	—	—
Audit and audit-related fees	$1,109,100	$1,049,800
Tax fees	—	—
All other fees	—	—
Total fees	$1,109,100	$1,049,800

(1)
Audit fees consisted principally of fees for audit and review services, and approximately $34,000 and $133,000 in 2014 and 2013, respectively, for services related to various SEC comfort letters provided in connection with securities offerings and expert consents provided in connection with SEC filings.

Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee also has established procedures to pre-approve all non-audit services provided by the principal independent registered public accounting firm. All 2014 and 2013 non-audit services listed above were pre-approved.

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this report.

45 MERITAGE HOMES | 2015 Proxy Statement

REPORT OF THE AUDIT COMMITTEE

Report of the Audit Committee
We have reviewed Meritage’s audited consolidated financial statements and met with both management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also reviewed, and discussed with management and Deloitte & Touche LLP, management’s report and Deloitte & Touche LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. We have received from, and discussed with, Deloitte & Touche LLP the written disclosure and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence. These items related to that firm’s independence from Meritage. We also discussed with Deloitte & Touche LLP those matters required to be discussed by Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with those charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.” Based on these reviews and discussions, we recommended to the Board that Meritage’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

THE AUDIT COMMITTEE

Peter L. Ax—Chairman Raymond Oppel Richard T. Burke Sr. Gerald Haddock Dana Bradford Michael R. Odell

MERITAGE HOMES | 2015 Proxy Statement 46

STOCKHOLDER PROPOSALS

Stockholder Proposals
If any stockholder would like to make a proposal at our 2016 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 3, 2015 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration for membership on the Board of Directors to the Nominating/Governance Committee by following the procedures set forth under the heading “Corporate Governance Principles and Board Matters—The Board and Board Committees—Director Nomination Process—Stockholder Nominees” on page 20 of this proxy statement.
Proposals to be presented at the 2015 Annual Meeting that are not intended for inclusion in our proxy statement, including director nominations, must be submitted in accordance with our bylaws. To be timely, a stockholder’s notice of such a proposal must be delivered to or mailed and received by the Secretary at the principal executive offices of the Company, not earlier than the 150th day nor later than the 120th day prior to the first anniversary date of mailing of this proxy statement, which is expected to occur on or about April 1, 2015, (or, with respect to a proposal required to be included in Meritage’s proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, or its successor provision, the earlier date such proposal was received); provided, however, that in the event that the date of the 2016 Annual Meeting is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s annual meeting, which is to be held on May 13, 2015, notice by the stockholder must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than the later of the 120th day prior to the date of such annual meeting or the tenth day following the date on which public announcement of the date of such meeting is first made.
A nomination or other proposal will be disregarded if it does not comply with the above procedures.

47 MERITAGE HOMES | 2015 Proxy Statement

FORWARD-LOOKING STATEMENTS

Forward-Looking Statements
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the CD&A section of this proxy statement regarding trends in the homebuilding industry; future compensation actions or events; the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code; and the anticipated effects of our compensation structure and programs. Meritage undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect Meritage’s business, particularly those mentioned under the heading “Risk Factors” in Meritage’s Annual Report on Form 10-K, and in the periodic reports that Meritage files with the SEC on Form 10-Q and Form 8-K.

MERITAGE HOMES | 2015 Proxy Statement 48

ANNUAL REPORT ON FORM 10-K AND OTHER MATTERS

Annual Report on Form 10-K and Other Matters
The Board of Directors is not aware of any other matters to be presented at the meeting. If any other business should properly come before the meeting, the proxy holders will vote according to their best judgment.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 may be viewed and downloaded from investors.meritagehomes.com, may be requested via email through such website or may be requested telephonically at 480-515-8100. The Annual Report is not considered to be proxy solicitation material.
Upon request, the Company will provide by first class mail, to each stockholder of record on the record date, without charge, a copy of this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the required financial statements and financial statement schedules. Written requests for this information should be directed to: Corporate Secretary, Meritage Homes Corporation, 8800 East Raintree Drive, Suite 300, Scottsdale, AZ 85260.

Meritage Homes Corporation

C. Timothy White
Executive Vice President, General Counsel and Secretary
March 24, 2015

49 MERITAGE HOMES | 2015 Proxy Statement

MERITAGE HOMES CORPORATION
Annual Meeting of Stockholders May 13, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The shareholder(s) signing below hereby appoint(s) Steven J. Hilton, C. Timothy White and Larry W. Seay, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MERITAGE HOMES CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholders to be held at 10:00 AM, local time on May 13, 2015, at Meritage’s headquarters at 8800 E. Raintree Drive, Suite 300, Scottsdale, Arizona 85260, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES AND “FOR” EACH OF THE PROPOSALS 2 AND 3, AND AT THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER(S) THAT PROPERLY COME BEFORE THE MEETING, OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
CONTINUED AND TO BE SIGNED ON REVERSE

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▲
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be held May 13, 2015. The Proxy Statement and our 2014 Annual
Report to Stockholders are available at: www.allianceproxy.com/meritagehomes/2015

1. Election of four Class II Directors, each to hold office until our 2017 annual meeting,					2. Ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year,
		FOR	AGAINST	ABSTAIN	FOR ☐ AGAINST ☐ ABSTAIN ☐
01	Peter L. Ax	☐	☐	☐	3. Advisory vote to approve compensation of our Named Executive Officers,
02	Robert G. Sarver	☐	☐	☐	FOR ☐ AGAINST ☐ ABSTAIN ☐
03	Gerald Haddock	☐	☐	☐
04	Michael R. Odell	☐	☐	☐	NOTE: The conduct of any other business that may properly come before the meeting or any adjournment or postponement thereof.
I plan to attend the meeting ☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date:

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